Exhibit 4.4
DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
The following description of our share capital is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Articles of Association (as amended or amended and restated, our “articles of association”), which is incorporated by reference as an exhibit to the Annual Report on Form 10-K. The terms “the Company”, “we,” “our,” and “us” refer solely to BeOne Medicines Ltd. and not its subsidiaries.
General
Registered Shares. Our shares are registered shares (Namenaktien) with a par value of US$0.0001 each (the “Registered Shares”). Our Registered Shares are fully paid and non-assessable, and rank pari passu in all respects with each other, including with regard to entitlement to dividends, liquidation proceeds, and pre-emptive subscription rights (Bezugsrechte). We do not have any Registered Shares carrying preferential rights.
One Share, One Vote. Each Registered Share carries one vote at a general meeting of shareholders. Voting rights may be exercised by shareholders registered in our share registers (including the share registers maintained in Hong Kong and Shanghai) through the independent voting rights representative elected by shareholders at each annual general meeting, their legal representative, on the basis of a written proxy, or by any other representative who need not be a shareholder.
Shareholders wishing to exercise their voting rights who hold their Registered Shares through a broker, bank, or other nominee should follow the instructions provided by such broker, bank, or other nominee or, absent instructions, contact such broker, bank, or other nominee for instructions. Shareholders holding their Registered Shares through a broker, bank, or other nominee will not automatically be registered in our share registers. If any such shareholder wishes to be registered in our share registers, such shareholder should contact the broker, bank, or other nominee through which it holds Registered Shares.
Our articles of association do not limit the number of Registered Shares that may be voted by a single shareholder.
Registered Shares held by or on behalf of the Company or subsidiaries of the Company (“Treasury Shares”) will not be entitled to vote at general meetings of shareholders.
Share Register. We maintain, by ourselves or through third parties, share registers listing the surname, first name, and address (in the case of legal entities, the company name and business address) of the holders of our Registered Shares. A shareholder must notify the relevant share registrars of any change in address in accordance with applicable laws. Until such notification has occurred, all our written communication to shareholders of record shall be deemed to have validly been made if sent to the address recorded in the share register. We have appointed Computershare Schweiz AG as our share registrar in Switzerland, China Securities Depository and Clearing Corporation Limited to act as our registrar and transfer agent for the shares listed on the Science and Technology Innovation Board of the Shanghai Stock Exchange (“SSE”) (the “STAR Market”) (the “RMB Shares”), and Computershare Hong Kong Investor Services Limited (the “HK Registrar”) to hold and maintain our branch register of shareholders in Hong Kong for shares listed on The Stock Exchange of Hong Kong Limited (“HKEx”).
The board of directors of the Company (the “Board of Directors”) has the authority to request, to the extent practicable under applicable laws, regulations and listing rules, that holders of Registered Shares who, upon acquisition of Registered Shares apply for registration as a shareholder with voting rights in the share register expressly declare that they have acquired the Registered Shares in their own name and for their own account, that there is no agreement on the redemption or return of the Registered Shares, and that they bear the economic risk associated with the Registered Shares. The Board of Directors is authorized to reject the entry of holders of Registered Shares as a shareholder with voting rights in the share register who do not provide such a declaration. The Board of Directors may also cancel such a holder of Registered Shares’ registration in the share register with retroactive effect as of the date of registration, if such registration was made based on false or misleading information.

The Board of Directors may record nominees, including recognized clearing houses (or its nominee(s)) or depositaries (or its nominee(s)), who hold Registered Shares in their own name, but for the account of third parties, as shareholders of record with voting rights in the share registers of the Company. Beneficial owners of Registered Shares who hold Registered Shares through a nominee, including recognized clearing houses (or its nominee(s)) or depositaries (or its nominee(s)), exercise shareholders’ rights through the intermediation of such nominee.
Legislation under which the Shares were Created. Our Registered Shares were created under the Swiss Code of Obligations. The rights and restrictions attaching to our Registered Shares are governed by our articles of association and the laws of Switzerland.
Transferability. Subject to applicable securities laws or listing rules, our Registered Shares are freely transferable by their holders.
Form of Shares. Our Registered Shares are issued in registered form (Namenaktien). The Company may issue the Registered Shares as uncertificated securities, intermediated securities, or in the form of single or global certificates and, subject to the conditions of applicable law, may convert Registered Shares from one form into another form at any time and without approval of shareholders. A shareholder has no right to request a conversion of the Registered Shares issued in one form into another form.
Signatures. Share certificates evidencing Registered Shares bear the signatures of two duly authorized signatories of the Company, of which at least one must be a member of the Board of Directors.
Participation Certificates (Partizipationsschein), Profit Sharing Certificates (Genussschein) and Preference Shares (Vorzugsaktie). It is foreseen that we will neither issue any non-voting equity security such as participation certificates (Partizipationsscheine) or profit-sharing certificates (Genussscheine), nor issue preference shares (Vorzugsaktien). However, under the Swiss Code of Obligations, such non-voting equity securities may be created by a duly convened shareholders’ meeting.
Number, Book Value and Par Value of Treasury Shares. “Treasury Shares” are available for future share issuances, such as pursuant to our employee benefit plans. Treasury shares do not have voting rights.
Our Capital Structure
Issued Share Capital. Based on our issued and outstanding Registered Shares as of the February 13, 2026, our issued share capital was divided into 1,540,975,898 fully paid Registered Shares (each with a par value of US$0.0001).
Capital Band. Under the Swiss Code of Obligations, prior approval by shareholders at a general meeting of shareholders is generally required to authorize, for later issuance, the issuance of Registered Shares, or rights to subscribe for, or convert into, Registered Shares (which rights may be connected to debt instruments or other obligations). Our articles of association provide for a capital band, giving the Board of Directors the authority to issue new Registered Shares or cancel Registered Shares repurchased by the Company or its subsidiaries. The authority of the Board of Directors under the capital band is limited in time and to a specific range regarding the number of Registered Shares that may be issued and/or cancelled. We have a capital band ranging from an amount in U.S. Dollars equal to 1,386,878,308 Registered Shares multiplied by a par value of US$0.0001 (lower limit), to an amount in U.S. Dollars equal to 2,311,463,847 Registered Shares multiplied by a par value of US$0.0001 (upper limit), corresponding to a 10% downward and a 50% upward range, and the Board of Directors is authorized to, without shareholder approval, increase or reduce the share capital once or several times within such range and in any (partial) amount, or to cause the Company or any of its group of companies to acquire (including under a share repurchase program) Registered Shares directly or indirectly, until April 28, 2029 as provided in our articles of association.

In the event of a share issuance within our capital band, the Board of Directors determines all relevant terms of the issuance, including the date of the issuance, the issuance price, the type of contribution, the beginning date for dividend entitlement and, subject to the provisions of our articles of association, the conditions for the exercise of the subscription rights with respect to the issuance. The Board of Directors may allow subscription rights that are not exercised to expire, or it may place such rights or Registered Shares, the subscription rights of which have not been exercised, at market conditions or use them otherwise in our interests. After April 28, 2029, the capital band is available to the Board of Directors for issuance of additional Registered Shares only if the authorization is reapproved by shareholders.
In a share issuance based on our capital band, our shareholders have subscription rights to obtain newly issued Registered Shares in an amount proportional to the par value of the Registered Shares they already hold. However, under our articles of association, the Board of Directors is authorized to withdraw or limit such subscription rights and allocate such rights to third parties (including individual shareholders), the Company or any of its group companies in the following circumstances:
•if the issue price of the new Registered Shares is determined by reference to the market price;
•for raising equity capital in a fast and flexible manner, which would not be possible, or would only be possible with great difficulty or at significantly less favorable conditions, without the exclusion of the subscription rights of existing shareholders;
•for the acquisition of companies, part(s) of companies or participations therein, for the acquisition of products, intellectual property or licenses by or for investment projects of the Company or any of its group companies, in connection with collaborations with third parties, including for product development and commercialization, or for the financing or refinancing of any of such transactions through a placement of Registered Shares;
•for purposes of broadening the shareholder constituency of the Company in certain financial or investor markets, such as allowing the participation of strategic partners including financial investors;
•in connection with the listing of new Registered Shares or American Depositary Shares (“ADSs”) on domestic or foreign stock exchanges;
•for granting an over-allotment option of up to 15% of the total number of Registered Shares in a placement or sale of new Registered Shares to the respective initial purchaser(s) or underwriter(s);
•for the participation of members of the Board of Directors, members of the executive management team, officers, employees, contractors, consultants, or other persons performing services for the benefit of the Company or any of its group companies;
•following a shareholder or a group of shareholders acting in concert having accumulated shareholdings in excess of 15% of the share capital without having submitted to all other shareholders a takeover offer recommended by the Board of Directors, or
•for the purposes of defense of an actual, threatened, or potential takeover bid that the Board of Directors, upon consultation with an independent financial advisor, has not recommended the shareholders to accept on grounds that such takeover bid would not be financially fair to the shareholders.
Advance subscription rights of shareholders are excluded with regard to allotment of rights or obligations of new Registered Shares issued via the capital band.

Conditional Share Capital. We have a conditional share capital in connection with the issuance of new Registered Shares upon exercise of conversion, exchange, exercise, option, warrant, subscription, or other rights or obligations to acquire Registered Shares in connection with bonds, notes, loans, options, warrants, or other securities or contractual obligations, allowing for an issuance of up to 308,195,179 Registered Shares, representing approximately 20% of our share capital, and a conditional share capital for purposes of equity incentive plans allowing for the issuance of up to 462,292,769 Registered Shares, representing approximately 30% of our share capital.
In connection with the exercise of conversion, exchange, exercise, option, warrant, subscription, or other rights or obligations to acquire Registered Shares in connection with issued bonds, notes, loans, options, warrants, or other securities or contractual obligations convertible into or exercisable or exchangeable for Registered Shares, the subscription rights of shareholders for any such new Registered Shares are excluded and the Board of Directors is authorized to withdraw or limit the advance subscription rights of shareholders with respect to Registered Shares issued from our conditional share capital, if (1) there is a valid reason in connection with the issuance of Registered Shares via the capital band (see immediately above), or (2) the bonds or similar instruments are issued on appropriate terms. If the Board of Directors does not grant such advance subscription rights:
•the acquisition price of the new Registered Shares shall be set taking into account the market price prevailing at the date on which the financial instruments or obligations are issued; and
•the financial instruments or obligations may be converted, exchanged, or exercised during a maximum period of 30 years from the date of the relevant issuance of or entry into the financial instruments or obligations.
The subscription rights and the advance subscription rights of shareholders are excluded with respect to new Registered Shares issued from our conditional share capital to members of the Board of Directors, members of the executive management team, officers, employees, contractors, consultants, or other persons providing services to the Company or any of its group companies exercising their rights to, or resulting from obligations to, acquire Registered Shares under the terms of our equity incentive plans.
Treasury Shares. Pursuant to the Swiss Code of Obligations, we and our group companies may only purchase or repurchase our Registered Shares if and to the extent that there are sufficient distributable profits from the previous fiscal years, or if the Company has freely distributable reserves, including out of capital contribution reserves, each as presented on the balance sheet included in the annual standalone statutory financial statements of the Company. The aggregate par value of all Registered Shares held by us and our group companies may not exceed 10% of the registered share capital. However, we may purchase or repurchase our Registered Shares beyond the statutory limit of 10% if the shareholders pass a resolution at a general meeting of shareholders (including as part of the capital band provision included in our articles of association) authorizing the Board of Directors to purchase or repurchase Registered Shares in an amount in excess of 10% and such purchased or repurchased Registered Shares are dedicated for cancellation. Any Registered Shares purchased or repurchased pursuant to such an authorization will then be cancelled either upon the approval of shareholders holding a simple majority of votes cast at a general meeting (whereby abstentions, broker non-votes, blank or invalid ballots shall be disregarded for purposes of establishing the majority) or, if purchased or repurchased pursuant to the authority granted in the capital band provision of our articles of association, upon our Board of Directors effecting the cancellation. Purchased or repurchased Registered Shares held by us or our group companies do not carry any rights to vote at a general meeting of shareholders but are entitled to the economic benefits generally associated with the Registered Shares.
Upon completion of our redomiciliation from the Cayman Islands to Switzerland (the “Continuation”), certain Registered Shares held by one of our subsidiaries were included in our issued share capital and are considered own Registered Shares of the Company, or “Treasury Shares,” under Swiss law. We have used, and continue to use, these Treasury Shares to satisfy obligations to deliver Registered Shares in connection with awards granted under our equity incentive plans and agreements and for such other purposes as our Board of Directors may determine.

Subscription Rights and Advance Subscription Rights
Under the Swiss Code of Obligations, the prior approval of a general meeting of shareholders is generally required to authorize the issuance or authorization of the Board of Directors for the later issuance of Registered Shares, or rights to subscribe for, or convert into, Registered Shares (which rights may be connected to debt instruments or other financial obligations). In addition, the existing shareholders have subscription rights in relation to such Registered Shares or rights in proportion to their holdings. The shareholders may, with the affirmative vote of shareholders holding two-thirds of the voting rights and a majority of the par value of the Registered Shares represented at the general meeting, withdraw or limit the subscription rights for valid reasons (such as a merger, an acquisition, or any of the reasons authorizing the Board of Directors to withdraw or limit the subscription rights of shareholders in the context of the capital band as described above).
If the general meeting of shareholders has approved the creation of a capital band or conditional share capital, it will generally delegate the decision whether to withdraw or limit the subscription rights (with respect to the issuance of new shares) and advance subscription rights (with respect to the issuance of convertible or similar instruments) for valid reasons to the Board of Directors. The articles of association provide for this delegation with respect to capital band and conditional share capital in certain circumstances.
Articles of Association
The following summary of the articles of association is qualified in its entirety by applicable provisions of Swiss law.
Company’s Name. In accordance with our articles of association, the Company’s English name is “BeOne Medicines Ltd.”
Company’s Purposes. We are the holding company of the BeOne group of companies. Our business purpose pursuant to our articles of association is to acquire, hold, manage, realize and sell, whether directly or indirectly, participations in companies in Switzerland and abroad including, without limitation, companies active in the field of oncology, healthcare, life sciences, or related fields. We may engage in all other types of transactions that appear appropriate to promote, or are related to, the purpose of the Company. We may acquire, hold, manage, mortgage, realize and sell real estate, intellectual property rights and other assets in Switzerland and abroad and may also own or fund other companies in any type of business in Switzerland or abroad.
Shareholders’ Meetings. The shareholders’ meeting is our supreme corporate body. Ordinary and extraordinary shareholders’ meetings may be held. The following powers are vested exclusively in the shareholders’ meeting:
•adoption and amendment of the articles of association;
•election of the chair and the members of the Board of Directors, the members of the compensation committee, the external auditor(s) and the independent voting rights representative(s);
•approval of the management report, unless an exemption applies, the standalone statutory financial statements and the consolidated financial statements;
•approval of the allocation of profit or loss shown on the balance sheet contained in the standalone statutory financial statements of the Company, in particular the determination of dividend and other capital distributions to shareholders (including by way of repayment of statutory capital reserve, such as in the form of qualifying capital contribution reserves);
•granting discharge to the members of the Board of Directors and the persons entrusted with management from liability for business conduct to the extent such conduct is known to the shareholders;
•the approval of the compensation of the Board of Directors and the executive management team pursuant to the articles of association, and the advisory vote on the report (established under Swiss law) pertaining to the compensation of the Board of Directors and executive management team in the prior fiscal year;

•the delisting of the Company’s equity securities;
•the approval of the report on non-financial matters pursuant to article 964c of the Swiss Code of Obligations; and
•passing resolutions as to all matters reserved to the authority of the shareholders’ meeting by law or under the articles of association, or that are submitted to the shareholders’ meeting by the Board of Directors and are not exclusively vested with our Board of Directors or auditors.
Under the Swiss Code of Obligations and our articles of association, we must hold an ordinary general meeting of shareholders annually within six months after the end of each fiscal year for the purpose, among other things, of approving the annual (standalone and consolidated) financial statements and the annual management report, annually electing or re-electing the chair of the Board of Directors, the members of the Board of Directors, and the members of the compensation committee, and annually approving the maximum aggregate compensation payable to the Board of Directors and the executive management team. The invitation to general meetings may, at the election of the Board of Directors, be published in the Swiss Official Gazette of Commerce, be included in the proxy statement filed in connection with the relevant ordinary general meeting, or provided to the shareholder based on their most recent contact information, at least 21 calendar days prior to the relevant general meeting of shareholders. No resolutions may be passed at a shareholders’ meeting concerning agenda items for which proper notice was not given. This does not apply, however, to proposals made during a shareholders’ meeting to convene an extraordinary meeting, to initiate a special investigation or to elect an auditor. No previous notification is required for proposals concerning items included on the agenda or for debates as to which no vote is taken.
Annual general meetings of shareholders may be convened by the Board of Directors or, under certain circumstances, by the auditor. A general meeting of shareholders can be held in Switzerland or abroad. We expect to set the record date for each general meeting of shareholders on a date not more than 20 calendar days prior to the date of each general meeting and announce the date of the general meeting of shareholders prior to the record date.
An extraordinary general meeting of the Company may be called in the circumstances provided by law, the resolution of the Board of Directors or, under certain circumstances, by the Company’s auditor. In addition, pursuant to our articles of association, the Board of Directors is required to convene an extraordinary general meeting of shareholders if so resolved by the general meeting of shareholders, or if so requested in writing by shareholder(s) holding an aggregate of at least 5% of the Registered Shares or votes as recorded in the share register, specifying agenda items and proposals. The Board of Directors may include any additional agenda items or proposals. If the Board of Directors does not grant such request within 60 days, the requesting shareholders may request the court to order that the extraordinary general meeting be convened.
Under our articles of association and Swiss law, shareholders who hold, alone or together, at least 0.5% of the share capital or votes and are insofar recorded in the share register may request that an item be included on the agenda of a general meeting of shareholders. Such shareholder may also nominate one or more directors for election. A request for inclusion of an item on the agenda must be in writing and received by us at least 120 calendar days prior to the first anniversary of the date (as stated in our proxy materials) on which the definitive proxy statement for the prior year’s annual general meeting was first released to our shareholders. If no annual general meeting was held in the prior year, such requests must be made by the later of (i) 150 calendar days prior to the annual general meeting, or (ii) 10 calendar days after the first public announcement or other notification to the shareholders of the annual general meeting date.

To nominate a nominee, the shareholder must, no earlier than 150 calendar days and no later than 120 calendar days prior to the first anniversary of the date (as stated in our proxy materials) on which the definitive proxy statement for the prior year’s annual general meeting was first released to our shareholders, deliver a notice to, and such notice must be received by, us at our registered office; provided, however, that if the annual general meeting is not scheduled to be held within a period beginning 30 days before such anniversary date and ending 30 days after such anniversary date, the notice shall be given in the manner provided herein by the later of the close of business on the date that is 180 days prior to such other meeting date or the tenth day following the date that we first make public disclosure regarding such other meeting date. The request must specify the relevant agenda items and proposals, together with evidence of the required shares recorded in the share register, as well as any other information as would be required to be included in a proxy statement pursuant to the rules of the U.S. Securities and Exchange Commission (“SEC”).
Quorum and Majority Requirements for Shareholders’ Meetings. Pursuant to our articles of association, we have a general attendance quorum requirement for the adoption of resolutions at general meetings that a majority of all the Registered Shares entitled to vote must be present or represented at the commencement of the meeting (whereby broker non-votes shall be included for purposes of determining the presence quorum). The Board of Directors has no authority to waive the quorum requirements stipulated in the articles of association.
Under our articles of association, resolutions generally require the approval of a simple majority of the votes cast at a general meeting (broker non-votes, abstentions and blank and invalid ballots will be disregarded), unless a different voting standard is required by Swiss law or the articles of association. Each Registered Share grants the right to one vote. Shareholder resolutions requiring approval by a simple majority of the votes cast at a general meeting include elections of directors and the statutory auditor, approval of the standalone and the consolidated financial statements, approving the appropriation of the available earnings or the net loss, including through the distribution of a dividend, if any, and decisions to discharge directors and the executive management team from liability from conduct during the prior year.
The approval of at least two-thirds of the votes and the majority of the par value of the Registered Shares, each as present or represented at a general meeting, is required for resolutions with respect to:
•a modification of the purpose of the Company;
•the consolidation of shares listed on a stock exchange (i.e. a reverse stock split);
•an increase in share capital through the conversion of freely available equity, against contributions in kind or by way of set-off with a receivable and the granting of special privileges;
•the limitation or cancellation of subscription rights;
•the introduction of, amendments to, or an extension of a conditional share capital or a capital band;
•the introduction of shares with preferential voting rights;
•restrictions on the transferability of Registered Shares and the cancellation of such restrictions;
•amendments to the rights of existing share classes;
•an authorized or conditional increase in share capital;
•the change of currency of the share capital;
•the introduction of the casting vote of the acting chair in the general meeting;
•the delisting of the Company’s equity securities;
•a change of the place of incorporation of the Company; and
•dissolution of the Company.

The same qualifying majority voting requirements apply to resolutions in relation to transactions among companies based on the Swiss Federal Act on Mergers, Demergers, Transformations and the Transfer of Assets (the “Merger Act”), including a merger, demerger or conversion of a company (other than cash-out or certain squeeze-out mergers, in which minority shareholders of the company being acquired may be compensated in a form other than through shares of the acquiring company, for instance, through cash or securities of a parent company of the acquiring company or of another company - in such a merger, an affirmative vote of 90% of the outstanding Registered Shares is required). Such supermajority approval requirement may also be required under Swiss law in connection with the sale of “all or substantially all of its assets” by the Company.
Pursuant to our articles of association, where any shareholder, member of the Board of Directors or officer is, under the Rules Governing the Listing of Securities on HKEx (the “HK Listing Rules”), required to abstain from voting on any particular resolution of the general meeting of shareholders or is restricted to voting only for or only against any particular resolution of the General Meeting (each such person an “Interested Shareholder,” and each shareholder that is not an Interested Shareholder, a “Disinterested Shareholder”), the relevant majority under the articles of association or applicable law for a particular resolution of the general meeting of shareholders to be passed shall be (i) the default majority under applicable law or the articles of association, and (ii) the majority of the votes cast by the Disinterested Shareholders.
Attendance at Meetings and Voting Procedure. The Board of Directors determines the location of general meeting of shareholders. The location can be in Switzerland or abroad. The Board of Directors may also determine to hold general meetings of shareholders simultaneously at different locations, provided that the contributions of the participants are transmitted directly via video and/or audio to all venues, and/or that shareholders who are not present at the venue or venues of the general meeting may exercise their rights by electronic means. The Board of Directors may also determine to hold general meetings virtually, without any physical location.
Each shareholder registered in the share register as a shareholder with voting rights is entitled to participate at general meetings and in any vote taken.
Voting rights may be exercised by shareholders registered in our share register, through the independent voting rights representative elected by shareholders at each annual general meeting, their legal representative, or on the basis of a written proxy by any other representative who need not be a shareholder.
The chair of the Board of Directors or, in his or her absence, the vice-chair, if any, or any other person appointed by the Board of Directors takes the chair of the shareholders’ meeting. The acting chair has the power and authority necessary to ensure the orderly conduct of the meeting.
The acting chair of the shareholders’ meeting determines the voting procedures (e.g., electronically or by written ballots).
Dividend Distributions
Under Swiss law, distributions of dividends may be paid out only if the company has sufficient distributable profits from the previous fiscal years, or if the company has freely distributable reserves, including out of capital contribution reserves, each as will be presented on the balance sheet included in the annual standalone statutory financial statements of the Company. The affirmative vote of shareholders holding a simple majority of the votes cast at a general meeting (whereby abstentions, broker non-votes, blank or invalid ballots shall be disregarded for purposes of establishing the majority) must approve distributions of dividends. The Board of Directors may propose to shareholders that a distribution of dividend be paid but cannot itself authorize the dividend.

Under the Swiss Code of Obligations, if the statutory reserves of the Company amount to less than 20% of the share capital recorded in the Swiss commercial register (i.e., 20% of the aggregate par value of the registered capital of the Company), then at least 5% of the annual profit of the Company must be allocated to the statutory profit reserve. The Swiss Code of Obligations and the articles of association permit us to accrue additional reserves. In addition, we are required to create a special reserve on our standalone annual statutory balance sheet in the amount of the purchase price of Registered Shares any of our group companies repurchases, which amount may not be used for dividends or subsequent repurchases. Treasury Shares held directly by us are presented on the standalone annual statutory balance sheet of the Company as a reduction of total shareholders’ equity. Swiss companies generally must maintain a separate company standalone “statutory” balance sheet for the purpose of, among other things, determining the amounts available for the return of capital to shareholders, including by way of a distribution of dividends. Our statutory auditor must confirm that a dividend proposal made to shareholders complies with the requirements of the Swiss Code of Obligations and the articles of association. Dividends are usually due and payable shortly after the shareholders have passed a resolution approving the payment; however, it is also possible to pay dividends or other distributions in, for example, quarterly instalments. The articles of association provide that dividends that have not been claimed within five years after the due date become the property of the Company and are allocated to the statutory profit reserves.
We expect to declare any distribution of dividends and other capital distributions in U.S. dollars and/or RMB. Further, as noted above, for the foreseeable future, we expect to pay dividends as a repayment of capital contribution reserves, which would not be subject to Swiss withholding tax.
Say on Pay
We are required to hold non-binding shareholder advisory votes on executive compensation required by SEC rules on an annual basis.
In addition, under Swiss law, we are required to hold annual binding shareholder votes on the prospective maximum aggregate amount of compensation of each member of the Board of Directors (for the period between annual meetings) and the executive management team (for the fiscal year commencing after the annual general meeting at which ratification is sought). Shareholders are further required to vote at each annual general meeting, on an advisory basis, on the compensation report (established under Swiss law) regarding the compensation of the members of the Board of Directors and the executive management team in the preceding fiscal year.
If the maximum aggregate amount of compensation already ratified by shareholders at an annual general meeting is not sufficient to also cover the compensation of one or more persons who become members of the executive management team after the shareholders have ratified the compensation of the executive management team for the relevant period, then the Board of Directors is authorized, under the articles of association, to pay such new member(s) a supplementary amount during the compensation period(s) that have already been ratified. The supplementary amount per compensation period may in total not exceed 100% of the respective aggregate amount of (maximum) compensation of the executive management team last approved by shareholders.
Environmental, Social and Governance Matters
Pursuant to article 964a et seq. of the Swiss Code of Obligations, we are required to establish a report on non-financial matters covering the following matters: (1) environmental matters (including climate matters), in particular CO2 goals; (2) social issues; (3) employee-related issues; (4) respect for human rights; and (5) combating corruption. The report must contain the information required to understand the business performance, the business result, the state of the undertaking, and the effects of its activity on the above non-financial matters.
More particularly, the report must include: (1) a description of the business model; (2) a description of the policies adopted in relation to the matters referred to above, including the due diligence applied; (3) a presentation of the measures taken to implement these policies and an assessment of the effectiveness of these measures; (4) a description of the main risks related to the above matters and how the undertaking is dealing with these risks, in particular (a) risks that arise from the undertaking’s own business operations, and (b) provided this is relevant and proportionate, risks that arise from its business relationships, products, or services; and (5) the main performance indicators for the undertaking’s activities in relation to the above matters.

The Board of Directors is required to submit the report to shareholders for approval by the annual general meeting.
Inspection of Books and Records. Under the Swiss Code of Obligations, a shareholder has the right to inspect the share register with regard to its, his or her own shares and otherwise to the extent necessary to exercise its, his, or her shareholder rights. No other person has a right to inspect the share register.
The books and correspondence of a Swiss company may be inspected with the express authorization of the general meeting of shareholders or by resolution of the Board of Directors and subject to the safeguarding of the company’s business secrets. At a general meeting of shareholders, any shareholder is entitled to request information from the Board of Directors concerning the affairs of the company. Shareholders may also ask the auditor questions regarding its audit of the company. The Board of Directors and the auditor must answer shareholders’ questions to the extent necessary for the exercise of shareholders’ rights and subject to prevailing business secrets or other material interests of the Company.
Special Investigation. If the shareholders’ inspection and information rights as outlined above prove to be insufficient, any shareholder may propose to the general meeting of shareholders that specific facts be examined by a independent expert in a special investigation. If the general meeting of shareholders approves the proposal, we or any shareholder may, within three months after the general meeting of shareholders, request for the court to appoint as independent expert. If the general meeting of shareholders rejects the request, one or more registered shareholders representing at least 5% of the share capital or voting rights may request the court to order the special investigation. The court will issue such an order if the petitioners can demonstrate that the Board of Directors, any member of the Board of Directors, or an officer of the Company infringed the law or articles of association and thereby harmed the Company or the shareholders. The costs of the investigation would generally be allocated to us and only in exceptional cases to the petitioners.
Modifications to the Share Capital - Authority to Issue Shares. Our share capital may be increased (a) in consideration of cash contributions pursuant to a resolution passed at a general meeting of the Company by a simple majority of the votes cast at the meeting if shareholders’ preferential subscription rights are safeguarded, or (b) pursuant to a resolution passed at a general meeting of the Company by a majority of two-thirds of the votes and an absolute majority of the par value of the Registered Shares, each as represented at the general meeting, authorizing a capital increase, among other things, (i) in consideration of contributions in kind (Sacheinlage), (ii) where preferential subscription rights (Bezugsrechte) of the existing shareholders are limited or excluded, or (iii) where the issue price of new Registered Shares issued in the capital increase is paid by way of a conversion of freely available equity into share capital.
In addition, under the Swiss Code of Obligations, the general meeting may authorize the Board of Directors to effect a share capital increase based on:
a)a capital band (Kapitalband) to be utilized at the discretion of the Board of Directors within a period not exceeding five years from the date of the approval by the shareholders of such capital band and within a range not exceeding +/- 50% of the registered share capital as of the date of such approval; and
b)conditional share capital (bedingtes Aktienkapital) for the purpose of issuing Registered Shares (i) in connection with the bonds, notes, loans, options, warrants, or other securities or contractual obligations convertible into, exercisable, or exchangeable for Registered Shares, or (ii) to members of the Board of Directors, members of the executive management team, officers, employees, contractors, consultants, or other persons providing services to the Company or any of its group companies under the terms of our equity incentive plans. The conditional share capital is not limited in time; however, the Registered Shares issuable based on the conditional share capital may not exceed 50% of the issued share capital as of the date of the approval by the general meeting.

Transfers and Registration of Shares. No restrictions apply to the transfer of our Registered Shares. So long as and to the extent that the Registered Shares are intermediated securities within the meaning of the Swiss Federal Intermediated Securities Act, (i) any transfer of the Registered Shares is effected by a corresponding entry in the securities deposit account of a bank or a depository institution, (ii) Registered Shares cannot be transferred by way of assignment, and (iii) a security interest in any Registered Shares cannot be granted by way of assignment. Registered Shares held as book-entry shares (Wertrechte) are transferred by way of assignment, and Registered Shares represented by certificates are transferred by way of delivery and endorsement of the certificates or such other requirements as stipulated by applicable law.
Any person who acquires Registered Shares may submit a request to us to be entered into the share register as a shareholder with voting rights, provided such persons expressly declare that they have acquired the shares in their own name and for their own account, that there is no agreement on the redemption of the shares and that they bear the economic risk associated with the shares. The Board of Directors may record nominees who hold shares in their own name, but for the account of third parties, as shareholders of record with voting rights in the share register of the Company. Beneficial owners of shares who hold shares through a nominee exercise the shareholders’ rights through the intermediation of such nominee.
We have a branch register of shareholders in Hong Kong maintained by the HK Registrar, a branch register of shareholders maintained by China Securities Depository and Clearing Corporation Limited (“CSDC”), and a share register maintained by us or a third-party service provider, reflecting all Registered Shares held in the name of the Depositary as depositary for the ADSs and all Registered Shares held as book-entry shares (Wertrechte) or in the form of certificates outside of the registration and clearing services provided by the HK Registrar and CSDC, which act as transfer agent and registrar. The share register reflects only record owners and usufructuaries of Registered Shares. Swiss law does not recognize fractional share interests.
Formation; Fiscal Year; Registered Office
We are incorporated and domiciled in Basel-Stadt, Switzerland, and operate as a stock corporation (Aktiengesellschaft / Société Anonyme) under Swiss law. Our fiscal year is the calendar year. The address of the registered office of the Company and principal executive office is Aeschengraben 27, 21st Floor, 4051 Basel, Switzerland, and the telephone number at that address is +41 616 851 900.
Uncertificated Shares
We have issued Registered Shares in uncertificated, book-entry form. A limited number of Registered Shares may continue to be represented by certificates.
Stock Exchange Listing
Our ADSs are listed on Nasdaq under the trading symbol “ONC.” Our ordinary shares, par value $0.0001 per share (“Ordinary Shares”), are listed on the HKEx under the stock code of “06160,” and our RMB Shares are listed on the STAR Market under the stock code of “688235.”
No Liability for Further Calls or Assessments
Our Registered Shares are duly and validly issued, fully paid, and non-assessable.
No Redemption and Conversion
The Registered Shares are not convertible into shares of any other class or series or subject to redemption either by us or the holder of the Registered Shares.

Board of Directors and Management Bodies
Board of Directors and Term; Duties; Delegation. The articles of association provide that the number of directors of the Company shall be not less than three. The Board of Directors has the authority to propose nominees for election by the general meeting of shareholders. The general meeting of shareholders has the inalienable power to elect the members of the Board of Directors, along with the chair of the Board of Directors. Each director is elected individually and holds a term of office until the completion of the next annual general meeting. Re-election is possible. Directors are elected at a general meeting of shareholders by a simple majority of the votes cast at the general meeting (whereby abstentions, broker non-votes, blank, or invalid ballots shall be disregarded for purposes of establishing the majority).
Under the Swiss Code of Obligations, directors may at any time, with or without cause and with immediate effect, resign from office.
Pursuant to the organizational regulations of the Company, the Board of Directors is entrusted with the ultimate direction of the Company, including determining the principles of business strategy and the related policies, the overall supervision of the group companies and the supervision of the executive management team. To the extent that the Swiss Code of Obligations allows delegation by the Board of Directors to executive management, and such delegation is actually made by virtue of the organizational regulations of the Company or by a resolution of the Board of Directors, the responsibility of the Board of Directors is limited to the due election, instruction, and supervision of the executive management.
Standard of Conduct for Directors. A director of a Swiss company is bound to performance standards as specified in the Swiss Code of Obligations. Under these standards, a director must act in accordance with the duties imposed by statutory law, in accordance with the company’s articles of association and in the best interests of the company. A director is generally disqualified from participating in a decision that directly affects him or her. A director must generally safeguard the interests of the company in good faith, adhere to a duty of loyalty and a duty of care and, absent special circumstances, extend equal treatment to all shareholders in like circumstances. The members of the Board of Directors are liable to the Company, its shareholders and, in bankruptcy, its creditors for damage caused by any violation of their duties. So long as the majority of the Board of Directors is disinterested and acts on an informed basis and with the belief that its actions are in the best interests of the Company, a decision made by the Board of Directors would be protected by a judicially developed business judgment rule (based on which courts exercise restraint in reviewing business decisions of a company’s board of directors); at least as long as no special statutory duties of the Board of Directors are triggered, such as by the company’s overall indebtedness or liquidity situation.
Indemnification of Directors and Officers; Insurance. Based on the interpretation of leading Swiss legal scholars, we believe that, under Swiss law, the Company may indemnify its directors and officers against liability unless such liability results from a breach of their duties that constitutes gross negligence or intentional breach of duty of the director or officer concerned. The articles of association provide for indemnification by the Company of our directors and officers and advancement of expenses to defend claims against directors and officers to the fullest extent allowed by law. Under the articles of association, a director or officer may not be indemnified if such person is found, in a final judgment or decree not subject to appeal, to have committed an intentional or grossly negligent breach of his or her statutory duties as a director or officer. Swiss law permits the company, or each director or officer individually, to purchase and maintain insurance on behalf of such directors and officers. We may obtain such insurance from one or more third-party insurers or captive insurance companies.

We have entered into indemnification agreements with each of our directors and executive officers that provide for indemnification and expense advancement, as well as include related provisions meant to facilitate the indemnitee’s receipt of such benefits. The indemnification agreements provide that we will indemnify each such director and executive officer if such director or executive officer acted in good faith and reasonably believed he or she was acting in the best interests of the Company and, in addition, with respect to any criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. The indemnification agreements provide for expense advancement subject to an undertaking by the indemnitee to repay amounts advanced if it is ultimately determined that he or she is not entitled to indemnification. The disinterested members of the Board of Directors or an independent counsel will determine whether indemnification payment should be made in any particular instance. In making such determination, the Board of Directors or the independent counsel, as the case may be, must presume that the indemnitee is entitled to such indemnification, and we have the burden of proof in seeking to overcome such presumption.
If the Board of Directors or the independent counsel determines that the director or executive officer is not entitled to indemnification, the indemnification agreements provide that such person is entitled to seek an award in arbitration with respect to his or her right to indemnification under such agreement.
Limitation of Liability of Directors. Swiss law does not permit a company to exempt any member of its Board of Directors from any liability for damages suffered by the company, the shareholders, or the company’s creditors caused by intentional or negligent violation of that director’s duties. However, the general meeting of shareholders may pass a resolution discharging the members of the Board of Directors from liability for certain limited actions. Such release is effective only for facts that have been disclosed to the shareholders and only vis-à-vis the company and those shareholders who have consented to the resolution, or who acquired shares subsequently with knowledge of the resolution.
Conflicts of Interest
Under the Swiss Code of Obligations, a director is required to safeguard the interests of the company and to adhere to a duty of loyalty and a duty of care. The Swiss Code of Obligations expressly requires members of the Board of Directors to inform each other immediately and fully of any conflicts of interest affecting them. It is then the responsibility of the Board of Directors to take the measures necessary to safeguard the interests of the company. Generally, a material conflict of interest disqualifies that director from participating in any board discussions and decisions affecting his or her interest. Breach of these principles may also entail personal liability of the directors to the company. In addition, the Swiss Code of Obligations requires a director to return to the company payments made to a director if such payments were not made on an arm’s length basis, or if the recipient of the payment was acting in bad faith. The Board of Directors has and will maintain written policies with respect to conflict of interest and related person transactions pursuant to which such transactions are reviewed, approved or ratified.
Repurchase of Registered Shares
The Swiss Code of Obligations limits a company’s ability to hold or repurchase its own shares. We and our group companies may only repurchase Registered Shares if and to the extent that there are sufficient distributable profits from the previous fiscal years, or if the Company has freely distributable reserves, including out of capital contribution reserves. The aggregate par value of all Registered Shares held by us and our group companies may not exceed 10% of the registered share capital. However, we may repurchase our own Registered Shares beyond the statutory limit of 10% if the shareholders pass a resolution at a general meeting of shareholders (including as part of the capital band provision included in the articles of association) authorizing the Board of Directors to repurchase Registered Shares in an amount in excess of 10% and the repurchased shares are dedicated for cancellation. Any Registered Shares repurchased pursuant to such an authorization will then be cancelled either upon the approval of shareholders holding a simple majority of votes cast at a general meeting (whereby abstentions, broker non-votes, blank, or invalid ballots shall be disregarded for purposes of establishing the majority) or, if the authorization is contained in the capital band provision of the articles of association, upon the Board of Directors effecting the cancellation based on the authority granted to it in the capital band provision. Treasury Shares held by us or our group companies do not carry any rights to vote at a general meeting of shareholders but are entitled to the economic benefits generally associated with the shares.

Borrowing - Issuance of Debt Securities
Neither Swiss law nor our articles of association restricts our power to borrow and raise funds. The decision to borrow funds, including through the issuance of debt securities, is made by or under the direction of the Board of Directors. A shareholders’ resolution is not required.
Notices
Notices to shareholders are validly made by publication in the Swiss Official Commercial Gazette (Schweizerisches Handelsamtsblatt). Invitations to general meetings of shareholders of the Company may also be made solely by way of publication of a proxy statement (or amendments or supplements thereto) filed with the SEC, HKEx and SSE. We provide notices to shareholders in English and Chinese.
Duration; Dissolution; Rights upon Liquidation
The duration of the Company is unlimited. We may be dissolved at any time with the approval of a majority of two-thirds of the votes present or represented at a general meeting. Dissolution by court order is possible if we become bankrupt, or for cause at the request of shareholders holding at least 10% of the share capital of the Company. Under Swiss law, any surplus arising out of liquidation, after the settlement of all claims of all creditors, will be distributed to shareholders in proportion to the paid-up par value of Registered Shares held, with the difference between the par value plus qualifying capital contributions reserves and the amount of the distribution being subject to Swiss withholding tax of 35%, all or part of which can potentially be reclaimed under the relevant tax rules in Switzerland or double taxation treaties concluded between Switzerland and foreign countries. Registered Shares carry no privilege with respect to such liquidation surplus.
Statutory Auditors
Our shareholders must elect our statutory auditor at each annual general meeting of shareholders.
Limitations Affecting Shareholders
Exchange Control. Under current Swiss exchange control regulations, there are no limitations on the amount of payments that may be remitted by a Swiss company to non-residents, other than under government sanctions imposed on Belarus, Burundi, Central African Republic, Democratic Republic of Congo, Guatemala, Guinea, Guinea-Bissau, Haiti, Hamas, Palestinian Islamic Jihad, ISIL (Da'esh) and Al-Qaeda, Islamic Republic of Iran, Libya, Moldova, Myanmar, Nicaragua, North Korea, Republic of Iraq, Republic of South Sudan, Somalia, Sudan, Syria, the Taliban, the situation in Ukraine, Venezuela, Yemen, and Zimbabwe.
Exclusive Forum
Under our articles of association, the exclusive place of jurisdiction for any disputes arising under, out of or in connection with, or related to the corporate relationship is at the Company’s place of incorporation in Basel, Switzerland.
Our articles of association further provide that unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States shall be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with the initial public offering of our RMB Shares to permitted investors in the People’s Republic of China (the “PRC”) and the listing of our RMB Shares on the STAR Market of the SSE (the “STAR Offering”), we and each of our directors and executive officers signed letters of undertaking to (i) confirm and acknowledge that any legal suits, actions or proceedings against us and/or our directors and officers arising from the STAR Offering and the listing of the RMB Shares on the STAR Market during the period when our RMB Shares are listed on the STAR Market (collectively, the “RMB Share Disputes”) shall be governed by the laws of the PRC and subject to the jurisdiction of competent courts in the PRC if such RMB Share Disputes are instituted in competent courts in the PRC, and (ii) undertake that we and our directors and officers waive any objections that we may have to the jurisdiction of such courts over the RMB Share Disputes or the application of PRC laws by such courts to the RMB Share Disputes.
Registration Rights
On November 16, 2016, we entered into a registration rights agreement with 667, L.P., Baker Brothers Life Sciences, L.P. and 14159, L.P., Hillhouse BGN Holdings Limited, HHLR Fund, L.P. (formerly known as Gaoling Fund, L.P.) and YHG Investment, L.P., (each an “Investor” and collectively, the “Investors”), all of which were existing shareholders. The registration rights agreement provides that, subject to certain limitations, if at any time and from time to time, the Investors demand that we register our ordinary shares and any other securities held by the Investors at the time any such demand is made on a Registration Statement on Form S-3 for resale under the Securities Act, we would be obligated to effect such registration. Our registration obligations under the registration rights agreement include our obligation to facilitate certain underwritten public offerings of our ordinary shares or ADSs by the Investors in the future. The registration rights agreement also requires us to pay expenses relating to such registrations and indemnify the Investors against certain liabilities. Our initial registration obligations under the registration rights agreement expired on November 16, 2020, but we and the Investors have entered into two separate amendments to the registration rights agreement, which have extended our registration obligations to December 31, 2026.
Pursuant to the share purchase agreement (as amended, the “Share Purchase Agreement”) dated October 31, 2019, by and between us and Amgen Inc. (“Amgen”), Amgen has specified registration rights. Following demand by Amgen, we shall, subject to certain limits as specified under the Share Purchase Agreement, file with the SEC a Registration Statement on Form S-3 (except if we are not then eligible to register for resale the registrable shares on Form S-3, in which case such registration shall be on another appropriate form in accordance with the Securities Act) covering the resale of the registrable shares of Amgen. In addition, where we propose to register any of our ordinary shares or ADSs under the Securities Act for sale to the public (other than a registration effected solely to implement an employee benefit plan or a transaction to which Rule 145 of the Securities Act is applicable, or a registration statement in a form not available for registering registrable shares for sale to the public), we will give notice to Amgen of our intention to do so and, upon the request of Amgen, use our reasonable best efforts to cause all the registrable shares of Amgen to be registered under the Securities Act in connection therewith, under specified circumstances and as set forth in the Share Purchase Agreement.
Description of Our American Depositary Shares
Our ADSs represent ownership interests in securities that are on deposit with the depositary bank. Citibank, N.A. (“Citibank”) acts as the depositary bank for the ADSs. ADSs may be represented by certificates that are commonly known as “American Depositary Receipts” or “ADRs” that are issued by the depositary bank. The depositary bank typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank, N.A. Hong Kong, presently located at 9/F, Citi Tower, One Bay East, 83 Hoi Bun Road, Kwun Tong, Kowloon, Hong Kong.
We have appointed Citibank as depositary bank pursuant to a deposit agreement. A copy of the deposit agreement, as amended, is on file with the SEC under cover of a Current Report on Form 8-K12G3 filed on May 27, 2025. You may obtain a copy of the deposit agreement from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 and from the SEC’s website (www.sec.gov). Please refer to File Number 000-56752 when retrieving such copy.

We are providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of ADSs will be determined by reference to the terms of the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety. The portions of this summary description that are italicized describe matters that may be relevant to the ownership of ADSs but that may not be contained in the deposit agreement.
Each ADS represents the right to receive, and to exercise the beneficial ownership interests in, 13 Ordinary Shares that are on deposit with the depositary bank and/or custodian. An ADS also represents the right to receive, and to exercise the beneficial interests in, any other property received by the depositary bank or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations. We and Citibank may agree to change the ADS-to-Ordinary Share ratio by amending the amended and restated deposit agreement (the “A&R Deposit Agreement”). This amendment may give rise to, or change, the depositary fees payable by ADS owners. The custodian, the depositary bank and their respective nominees will hold all deposited property for the benefit of the holders and beneficial owners of ADSs. The deposited property does not constitute the proprietary assets of the depositary bank, the custodian or their nominees. Beneficial ownership in the deposited property will, under the terms of the A&R Deposit Agreement, be vested in the beneficial owners of the ADSs. The depositary bank, the custodian and their respective nominees will be the record holders of the deposited property represented by the ADSs for the benefit of the holders and beneficial owners of the corresponding ADSs. A beneficial owner of ADSs may or may not be the holder of ADSs. Beneficial owners of ADSs will be able to receive, and to exercise beneficial ownership interests in, the deposited property only through the registered holders of the ADSs, the registered holders of the ADSs (on behalf of the applicable ADS owners) only through the depositary bank, and the depositary bank (on behalf of the owners of the corresponding ADSs) directly, or indirectly, through the custodian or their respective nominees, in each case upon the terms of the A&R Deposit Agreement.
ADS holders are party to the A&R Deposit Agreement and therefore are bound to its terms and to the terms of any ADR that represents the ADSs. The A&R Deposit Agreement and the ADR specify our rights and obligations as well as ADS holders’ rights and obligations and those of the depositary bank. ADS holders appoint the depositary bank to act on their behalf in certain circumstances. The A&R Deposit Agreement and the ADRs are governed by New York State law. However, our obligations to the holders of Ordinary Shares will continue to be governed by the laws of Switzerland, which may be different from the laws in the United States.
In addition, applicable laws and regulations may require ADS holders to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. ADS holders are solely responsible for complying with such reporting requirements and obtaining such approvals. Neither the depositary bank, the custodian, us or any of their or our respective agents or affiliates shall be required to take any actions whatsoever on behalf of ADS holders to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.
We will not treat ADS holders as one of our shareholders, and ADS holders will not have direct shareholder rights. The depositary bank will hold the shareholder rights attached to the Ordinary Shares underlying the ADSs. ADS holders will be able to exercise the shareholder rights for the Ordinary Shares represented by their ADSs through the depositary bank only to the extent contemplated in the A&R Deposit Agreement. To exercise any shareholder rights not contemplated in the A&R Deposit Agreement, ADS holders need to arrange for the cancellation of their ADSs and become a direct shareholder.

The manner in which ADS holders own and/or hold ADSs (e.g., in a brokerage account vs. as registered holders on the ADS register maintained by the Depositary), the type of ADSs held (e.g., freely transferable ADSs vs. restricted ADSs, and/or full entitlement ADSs vs. partial entitlement ADSs), the timeframe of issuance and ownership of ADSs (e.g., as of an ADS record date vs. before and/or after an ADS record date), and the number of ADSs held may affect a holder’s rights and obligations (including, without limitation, the ADS fees payable), and the manner in which, and the extent to which, the depositary bank’s services are made available to the holder, in each case pursuant to the terms of the A&R Deposit Agreement. ADS holders may hold ADSs either by means of an ADR registered in their name, through a brokerage or safekeeping account, or through an account established by the depositary bank in their name reflecting the registration of uncertificated ADSs directly on the books of the depositary bank (commonly referred to as the “direct registration system” or “DRS”). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary bank. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary bank to the holders of the ADSs. The direct registration system includes automated transfers between the depositary bank and The Depository Trust Company (“DTC”), the central book-entry clearing and settlement system for equity securities in the United States. If ADS holders decide to hold ADSs through a brokerage or safekeeping account, they must rely on the procedures of the broker or bank to assert their rights as an ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit ADS holders’ ability to exercise their rights as an owner of ADSs. ADS holders should consult with their broker or bank on any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC.
The registration of the Ordinary Shares in the name of the depositary bank or the custodian shall, to the maximum extent permitted by applicable law, vest in the depositary bank or the custodian the record ownership in the applicable Ordinary Shares with the beneficial ownership rights and interests in such Ordinary Shares being at all times vested with the beneficial owners of the ADSs representing the Ordinary Shares. The depositary bank or the custodian shall at all times be entitled to exercise the beneficial ownership rights in all deposited property, in each case only on behalf of the holders and beneficial owners of the ADSs representing the deposited property.
Dividends and Distributions
Holders of ADSs generally have the right to receive the distributions we make on the securities deposited with the custodian. Receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders of ADSs will receive such distributions under the terms of the A&R Deposit Agreement in proportion to the number of ADSs held as of the specified record date, after deduction of the applicable fees, taxes and expenses.
Distributions of Cash
Whenever we make a cash distribution for the securities on deposit with the custodian, we will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, Citibank will arrange for the funds received in a currency other than U.S. dollars to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to the laws and regulations of Switzerland.
The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. Citibank will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.
The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the A&R Deposit Agreement. Citibank will hold any cash amounts it is unable to distribute in a non-interest bearing account for the benefit of the applicable holders and beneficial owners of ADSs until the distribution can be effected or the funds that the depositary bank holds must be escheated as unclaimed property in accordance with the laws of the relevant states of the United States.

Distributions of Ordinary Shares
Whenever we make a free distribution of Ordinary Shares for the securities on deposit with the custodian, we will deposit the applicable number of Ordinary Shares with the custodian. Upon receipt of confirmation of such deposit, Citibank will either distribute to holders new ADSs representing the Ordinary Shares deposited or modify the ADS-to-Ordinary Shares ratio, in which case each ADS will represent rights and interests in the additional Ordinary Shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.
The distribution of new ADSs or the modification of the ADS-to-Ordinary Shares ratio upon a distribution of Ordinary Shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the A&R Deposit Agreement. In order to pay such taxes or governmental charges, Citibank may sell all or a portion of the new Ordinary Shares so distributed.
No such distribution of new ADSs will be made if it would violate a law (e.g., the U.S. securities laws) or if it is not operationally practicable. If Citibank does not distribute new ADSs as described above, it may sell the Ordinary Shares received upon the terms described in the A&R Deposit Agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.
Distributions of Rights
Whenever we intend to distribute rights to subscribe for additional Ordinary Shares, we will give prior notice to Citibank and we will assist Citibank in determining whether it is lawful and reasonably practicable to distribute rights to subscribe for additional ADSs to holders.
Citibank will establish procedures to distribute rights to subscribe for additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the A&R Deposit Agreement (such as opinions to address the lawfulness of the transaction). ADS holders may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of their rights. Citibank is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to subscribe for new Ordinary Shares other than in the form of ADSs.
Citibank will not distribute the rights to ADS holders if:
•We do not timely request that the rights be distributed to such holder or we request that the rights not be distributed to such holder; or
•We fail to deliver satisfactory documents to Citibank; or
•It is not reasonably practicable to distribute the rights.
Citibank will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If Citibank is unable to sell the rights, it will allow the rights to lapse.
Elective Distributions
Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to Citibank and will indicate whether we wish the elective distribution to be made available to an ADS holder. In such case, we will assist Citibank in determining whether such distribution is lawful and reasonably practicable.
Citibank will make the election available to an ADS holder only if it is reasonably practicable and if we have provided all of the documentation contemplated in the A&R Deposit Agreement. In such case, Citibank will establish procedures to enable the ADS holder to elect to receive either cash or additional ADSs, in each case as described in the A&R Deposit Agreement.

If the election is not made available to an ADS holder, such holder will receive either cash or additional ADSs, depending on what a shareholder in Switzerland would receive upon failing to make an election, as more fully described in the A&R Deposit Agreement.
Other Distributions
Whenever we intend to distribute property other than cash, Ordinary Shares or rights to subscribe for additional Ordinary Shares, we will notify Citibank in advance and will indicate whether we wish such distribution to be made to ADS holders. If so, we will assist Citibank in determining whether such distribution to holders is lawful and reasonably practicable.
If it is reasonably practicable to distribute such property to ADS holders and if we provide to Citibank all of the documentation contemplated in the A&R Deposit Agreement, Citibank will distribute the property to the holders in a manner it deems practicable.
The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the A&R Deposit Agreement. In order to pay such taxes and governmental charges, the depositary bank may sell all or a portion of the property received.
Citibank will not distribute the property to ADS holders and will sell the property if:
•We do not request that the property be distributed to ADS holders or if we request that the property not be distributed to ADS holders; or
•We do not deliver satisfactory documents to Citibank; or
•Citibank determines that all or a portion of the distribution to ADS holders is not reasonably practicable.
The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.
Redemption
Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify Citibank in advance. If it is practicable and if we provide all of the documentation contemplated in the A&R Deposit Agreement, Citibank will provide notice of the redemption to the holders.
The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. Citibank will convert into U.S. dollars upon the terms of the A&R Deposit Agreement the redemption funds received in a currency other than U.S. dollars and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to Citibank. ADS holders may have to pay fees, expenses, taxes and other governmental charges upon the redemption of ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as Citibank may determine.
Changes Affecting Ordinary Shares
The Ordinary Shares held on deposit for ADSs may change from time to time. For example, there may be a change in nominal or par value, split-up, cancellation, consolidation or any other reclassification of such Ordinary Shares or a recapitalization, reorganization, merger, consolidation or sale of assets of the Company.
If any such change were to occur, the ADSs would, to the extent permitted by law and the A&R Deposit Agreement, represent the right to receive the property received or exchanged in respect of the Ordinary Shares held on deposit. Citibank may in such circumstances deliver new ADSs, amend the A&R Deposit Agreement, the ADRs and the applicable Registration Statement(s) on Form F-6, call for the exchange of existing ADSs for new ADSs and take any other actions that are appropriate to reflect as to the ADSs the change affecting the Ordinary Shares. If Citibank may not lawfully distribute such property to the ADS holders, Citibank may sell such property and distribute the net proceeds to ADS holders as in the case of a cash distribution.

Issuance of ADSs upon Deposit of Ordinary Shares
Citibank may create ADSs upon the deposit Ordinary Shares with the custodian. Citibank will deliver these ADSs to the person such ADS holder indicates only after payment of any applicable issuance fees and any charges and taxes payable for the transfer of the Ordinary Shares to the custodian. The ability to deposit Ordinary Shares and receive ADSs may be limited by U.S. and Swiss legal considerations applicable at the time of deposit.
The issuance of ADSs may be delayed until Citibank or the custodian receives confirmation that all required approvals have been given and that the Ordinary Shares have been duly transferred to the custodian. Citibank will only issue ADSs in whole numbers.
When Ordinary Shares are deposited with Citibank, the shareholder will be responsible for transferring good and valid title to Citibank. As such, the shareholder will be deemed to represent and warrant that:
•The Ordinary Shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained.
•All preemptive (and similar) rights, if any, with respect to such Ordinary Shares have been validly waived or exercised.
•The shareholder is duly authorized to deposit the Ordinary Shares.
•The Ordinary Shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the A&R Deposit Agreement).
•The Ordinary Shares presented for deposit have not been stripped of any rights or entitlements.
If any of the representations or warranties are incorrect in any way, we and Citibank may, at the shareholder’s cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.
Transfer, Combination, and Split Up of ADRs
ADR holders will be entitled to transfer, combine or split up the ADRs and the ADSs evidenced thereby. For transfers of ADRs, holders will have to surrender the ADRs to be transferred to Citibank and also must:
•ensure that the surrendered ADR is properly endorsed or otherwise in proper form for transfer;
•provide such proof of identity and genuineness of signatures as the depositary bank deems appropriate;
•provide any transfer stamps required by the State of New York or the United States; and
•pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the A&R Deposit Agreement upon the transfer of ADRs.
To have ADRs either combined or split up, a holder must surrender the ADRs in question to Citibank with a request to have them combined or split up, and must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the A&R Deposit Agreement, upon a combination or split up of ADRs.
Withdrawal of Ordinary Shares Upon Cancellation of ADSs
ADS holders will be entitled to present the ADSs to Citibank for cancellation and then receive the corresponding number of underlying Ordinary Shares at the custodian’s offices. The ability to withdraw the Ordinary Shares held in respect of the ADSs may be limited by U.S. and Swiss legal considerations applicable at the time of withdrawal. In order to withdraw the Ordinary Shares represented by ADSs, holders will be required to pay to Citibank the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the Ordinary Shares. Holders assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the A&R Deposit Agreement.

Citibank may ask holders of ADSs in their name to provide proof of identity and genuineness of any signature and such other documents as Citibank may deem appropriate before it will cancel the ADSs. The withdrawal of the Ordinary Shares represented by the ADSs may be delayed until Citibank receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that Citibank will only accept ADSs for cancellation that represent a whole number of securities on deposit.
ADS holders will have the right to withdraw the securities represented by the ADSs at any time except for:
•Temporary delays that may arise because (i) the transfer books for the Ordinary Shares or ADSs are closed, or (ii) Ordinary Shares are immobilized on account of a shareholders’ meeting or a payment of dividends.
•Obligations to pay fees, taxes and similar charges.
•Restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.
The A&R Deposit Agreement may not be modified to impair ADS holders’ rights to withdraw the securities represented by the ADSs except to comply with mandatory provisions of law.
Voting Rights
ADS holders generally have the right under the A&R Deposit Agreement to instruct Citibank to exercise the voting rights for the Ordinary Shares represented by the ADSs.
At our request, Citibank will distribute to ADS holders any notice of shareholders’ meeting received from us together with information explaining how to instruct Citibank to exercise the voting rights of the securities represented by ADSs. In lieu of distributing such materials, Citibank may distribute to holders of ADSs instructions on how to retrieve such materials upon request.
If Citibank timely receives voting instructions from a holder of ADSs, it will endeavor to vote the securities (in person or by proxy) represented by the holder’s ADSs in accordance with such voting instructions. Securities for which no voting instructions have been received will not be voted (except as otherwise contemplated in the A&R Deposit Agreement). Please note that the ability of Citibank to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure ADS holders that they will receive voting materials in time to enable the return of voting instructions to Citibank in a timely manner.
Fees and Charges
ADS holders will be required to pay the following fees (some of which may be cumulative) under the terms of the A&R Deposit Agreement:

Service	Fees
Issuance of ADSs (e.g., an issuance of ADS upon a deposit of Ordinary Shares, upon a change in the ADS(s)-to-Ordinary Shares ratio, ADS conversions, or for any other reason, excluding ADS issuances as a result of distributions of Ordinary Shares)	Up to US$0.05 per ADS issued
Cancellation of ADSs (e.g., a cancellation of ADSs for delivery of deposited property, upon a change in the ADS(s)-to-Ordinary Shares ratio, ADS conversions, upon termination of the A&R Deposit Agreement, or for any other reason)	Up to US$0.05 per ADS cancelled
Distribution of cash dividends or other cash distributions (e.g., upon a sale of rights and other entitlements)	Up to US$0.05 per ADS held
Distribution of ADSs pursuant to (i) stock dividends or other free stock distributions, or (ii) exercise of rights to purchase additional ADSs	Up to US$0.05 per ADS held
Distribution of financial instruments, including, without limitation, securities other than ADSs or rights to purchase additional ADSs (e.g., upon a spin-off and contingent value rights)	Up to US$0.05 per ADS held
ADS Services	Up to US$0.05 per ADS held on the applicable record date(s) established by the depositary bank
Registration of ADS transfers (e.g., upon a registration of the transfer of registered ownership of ADSs, upon a transfer of ADSs into DTC and vice versa, or for any other reason)	Up to US$0.05 per ADS (or fraction thereof) transferred

Conversion of ADSs of one series for ADSs of another series (e.g., upon conversion of Partial Entitlement ADSs for Full Entitlement ADSs, or upon conversion of Restricted ADSs (each as defined in the A&R Deposit Agreement) into freely transferable ADSs, and vice versa) or conversion of ADSs for unsponsored American Depositary Shares (e.g., upon termination of the A&R Deposit Agreement).
Up to US$0.05 per ADS (or fraction thereof) converted
ADS holders will also be responsible to pay certain charges (some of which may be cumulative) such as:
•taxes (including applicable interest and penalties) and other governmental charges;
•the registration fees as may from time to time be in effect for the registration of Ordinary Shares on the share register and applicable to transfers of Ordinary Shares to or from the name of the custodian, Citibank or any nominees upon the making of deposits and withdrawals, respectively;
•certain cable, telex and facsimile transmission and delivery expenses;
•the fees, expenses, spreads, taxes and other charges of Citibank and/or service providers (which may be a division, branch or affiliate of the depositary bank) in the conversion of foreign currency;
•the reasonable and customary out-of-pocket expenses incurred by Citibank in connection with compliance with exchange control regulations and other regulatory requirements applicable to Ordinary Shares, ADSs and ADRs;
•the fees, charges, costs and expenses incurred by Citibank, the custodian, or any nominee in connection with the ADR program; and
•the amounts payable to the Depositary by any party to the A&R Deposit Agreement pursuant to any ancillary agreement to the A&R Deposit Agreement in respect of the ADR program, the ADSs, and the ADRs.

ADS fees and charges for (i) the issuance of ADSs, and (ii) the cancellation of ADSs is charged to the person for whom the ADSs are issued (in the case of ADS issuances) and to the person for whom ADSs are cancelled (in the case of ADS cancellations). In the case of ADSs issued by the depositary bank into DTC, the ADS issuance and cancellation fees and charges may be deducted from distributions made through DTC, and may be charged to the DTC participant(s) receiving the ADSs being issued or the DTC participant(s) holding the ADSs being cancelled, as the case may be, on behalf of the beneficial owner(s) and will be charged by the DTC participant(s) to the account of the applicable beneficial owner(s) in accordance with the procedures and practices of the DTC participants as in effect at the time. ADS fees and charges in respect of distributions and the ADS service fee are charged to the holders as of the applicable ADS record date. In the case of distributions of cash, the amount of the applicable ADS fees and charges is deducted from the funds being distributed. In the case of (i) distributions other than cash and (ii) the ADS service fee, holders as of the ADS record date will be invoiced for the amount of the ADS fees and charges and such ADS fees and charges may be deducted from distributions made to holders of ADSs. For ADSs held through DTC, the ADS fees and charges for distributions other than cash and the ADS service fee may be deducted from distributions made through DTC, and may be charged to the DTC participants in accordance with the procedures and practices prescribed by DTC and the DTC participants in turn charge the amount of such ADS fees and charges to the beneficial owners for whom they hold ADSs. In the case of (i) registration of ADS transfers, the ADS transfer fee will be payable by the ADS Holder whose ADSs are being transferred or by the person to whom the ADSs are transferred, and (ii) conversion of ADSs of one series for ADSs of another series (which may entail the cancellation, issuance and transfer of ADSs and the conversion of ADSs from one series to another series), the applicable ADS issuance, cancellation, transfer and conversion fees will be payable by the Holder whose ADSs are converted or by the person to whom the converted ADSs are delivered.
In the event of refusal to pay Citibank’s fees, Citibank may, under the terms of the A&R Deposit Agreement, refuse the requested service until payment is received or may set off the amount of Citibank’s fees from any distribution to be made to the ADS holder. The fees and charges ADS holders are required to pay may vary over time and may be changed by us and by Citibank. ADS holders will receive prior notice of such changes. Citibank may reimburse us for certain expenses incurred by us in respect of the ADR program, by making available a portion of the ADS fees charged in respect of the ADR program or otherwise, upon such terms and conditions as we and Citibank agree from time to time. Any failure by us to timely pay any fees, charges and reimbursements of Citibank for which we are responsible pursuant to the A&R Deposit Agreement, or any ancillary agreement between us and Citibank, may suspend the obligation of Citibank to provide the services contemplated in the A&R Deposit Agreement at our expense (including services being made available to ADS holders), and Citibank shall have no obligation to provide any such services made available at our expense (including services being made available to ADS holders) unless and until we have made payment in full.
Amendments and Termination
We may agree with Citibank to modify the A&R Deposit Agreement at any time without the consent of the ADS holders. We undertake to give holders 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the A&R Deposit Agreement. We will not consider to be materially prejudicial to the substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges ADS holders are required to pay. In addition, we may not be able to provide ADS holders with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.
ADS holders will be bound by the modifications to the A&R Deposit Agreement if they continue to hold ADSs after the modifications to the A&R Deposit Agreement become effective. The A&R Deposit Agreement cannot be amended to prevent ADS holders from withdrawing the Ordinary Shares represented by ADSs (except as permitted by law).
We have the right to direct Citibank to terminate the A&R Deposit Agreement. Similarly, Citibank may in certain circumstances on its own initiative terminate the A&R Deposit Agreement. In either case, Citibank must give notice to the holders at least 30 days before termination. Until termination, rights under the A&R Deposit Agreement will be unaffected.

After termination, Citibank will continue to collect distributions received (but will not distribute any such property until the cancellation of ADSs is requested) and may sell the securities held on deposit. After the sale, Citibank will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, Citibank will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses).
In connection with any termination of the A&R Deposit Agreement, Citibank may make available to owners of ADSs a means to withdraw the Ordinary Shares represented by ADSs and to direct Citibank of such Ordinary Shares into an unsponsored American depositary share program established by Citibank. The ability to receive unsponsored American depositary shares upon termination of the A&R Deposit Agreement would be subject to satisfaction of certain U.S. regulatory requirements applicable to the creation of unsponsored American depositary shares and the payment of applicable depositary fees.
Books of Depositary
Citibank will maintain ADS holder records at its depositary office. ADS holders may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the A&R Deposit Agreement.
Citibank will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.
Limitations on Obligations and Liabilities
The A&R Deposit Agreement limits our obligations and Citibank’s obligations to ADS holders, as outlined below:
•We and Citibank are obligated only to take the actions specifically stated in the A&R Deposit Agreement without negligence or bad faith.
•Citibank disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the A&R Deposit Agreement.
•Citibank disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to ADS holders on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in Ordinary Shares, for the validity or worth of the Ordinary Shares, for any financial transaction entered into by any person in respect of the ADSs or any Deposited Property, for any tax consequences that result from the ownership of, or any transaction involving, ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the A&R Deposit Agreement, for the timeliness of any of our notices or for our failure to give notice.
•We and Citibank will not be obligated to perform any act that is inconsistent with the terms of the A&R Deposit Agreement.
•We and Citibank disclaim any liability if we or Citibank are prevented or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the A&R Deposit Agreement, by reason of any provision, present or future of any law or regulation, or by reason of present or future provision of any provision of our articles of association or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond our control.
•We and Citibank disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the A&R Deposit Agreement or in our articles of association or in any provisions of or governing the securities on deposit.

•We and Citibank further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting Ordinary Shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.
•We and Citibank also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit that is made available to holders of Ordinary Shares but is not, under the terms of the A&R Deposit Agreement, made available to ADS holders.
•We and Citibank may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.
•We and Citibank also disclaim liability for any consequential or punitive damages for any breach of the terms of the A&R Deposit Agreement.
•No disclaimer of any Securities Act liability is intended by any provision of the A&R Deposit Agreement.
•Nothing in the A&R Deposit Agreement gives rise to a partnership or joint venture, or establishes a fiduciary relationship, among us, Citibank and the ADS holder.
•Nothing in the A&R Deposit Agreement precludes Citibank (or its affiliates) from engaging in transactions in which parties adverse to us or the ADS owners have interests, and nothing in the A&R Deposit Agreement obligates Citibank to disclose those transactions, or any information obtained in the course of those transactions, to us or to the ADS owners, or to account for any payment received as part of those transactions.
•We and Citibank disclaim any liability for the manner in which ADS holders elect to own and/or hold ADSs (e.g., in a brokerage account vs. as registered holder on the register of ADSs maintained by the depositary bank), the type of ADSs elected to hold or own (e.g., freely transferable ADSs vs. restricted ADSs, and/or full entitlement ADSs vs. partial entitlement ADSs), or the timeframe of issuance and ownership of ADSs (e.g., as of an ADS record date vs. before and/or after an ADS record date).
As the above limitations relate to our obligations and Citibank’s obligations to ADS holders under the A&R Deposit Agreement, we believe that, as a matter of construction of the clause, such limitations would likely to continue to apply to ADS holders who withdraw the Ordinary Shares from the ADS facility with respect to obligations or liabilities incurred under the A&R Deposit Agreement before the cancellation of the ADSs and the withdrawal of the Ordinary Shares, and such limitations would most likely not apply to ADS holders who withdraw the Ordinary Shares from the ADS facility with respect to obligations or liabilities incurred after the cancellation of the ADSs and the withdrawal of the Ordinary Shares and not under the A&R Deposit Agreement.
In any event, ADS holders will not be deemed, by agreeing to the terms of the A&R Deposit Agreement, to have waived our or the depositary bank’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder. In fact, ADS holders cannot waive our or Citibank’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder.
Taxes
ADS holders will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, Citibank and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. ADS holders will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

Citibank may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. Citibank and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on an ADS holder’s behalf. However, ADS holders may be required to provide to Citibank and to the custodian proof of taxpayer status and residence and such other information as Citibank and the custodian may require to fulfill legal obligations. ADS holders are required to indemnify us, Citibank and the custodian for any claims with respect to taxes based on any tax benefit obtained for a holders’ benefit.
Foreign Currency Conversion
Citibank will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the A&R Deposit Agreement. ADS holders may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.
If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, Citibank may take the following actions in its discretion:
•Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical.
•Distribute the foreign currency to holders for whom the distribution is lawful and practical.
•Hold the foreign currency (without liability for interest) for the applicable holders.
Governing Law/Waiver of Jury Trial
The A&R Deposit Agreement, the ADRs and the ADSs will be interpreted in accordance with the laws of the State of New York. The rights of holders of Ordinary Shares (including Ordinary Shares represented by ADSs) are governed by the laws of Switzerland.
AS A PARTY TO THE A&R DEPOSIT AGREEMENT, ADS HOLDERS IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THEIR RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF THE A&R DEPOSIT AGREEMENT OR THE ADRs AGAINST US AND/OR THE DEPOSITARY BANK.
The A&R Deposit Agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary bank arising out of or relating to our Ordinary Shares, the ADSs or the A&R Deposit Agreement, including any claim under U.S. federal securities laws. If we or the depositary bank opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law. However, ADS holders will not be deemed, by agreeing to the terms of the A&R Deposit Agreement, to have waived our or the depositary bank’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder.
Differences in Corporate Law
The Swiss Code of Obligation differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Swiss Code of Obligations applicable to us and the comparable laws applicable to companies incorporated in the State of Delaware in the United States.

Authorized Capital Stock / Issued Share Capital
Switzerland
Our issued share capital is divided into such number of Registered Shares equal to the number of issued shares immediately prior to the Continuation, with a par value of US$0.0001.
In addition, our articles of association provide for a capital band and a conditional share capital that provide our Board of Directors and the Company, respectively, with the power to issue Registered Shares without shareholder approval.
Delaware
The certificate of incorporation of a Delaware corporation may provide for authorization of the corporation to issue one or more classes of stock and one or more series within each class. Each class and each series may be with or without par value and is entitled to such voting powers or absence of voting powers and such designations, preferences, and relative participating, optional, or other special rights as are set forth in the certificate of incorporation.
Preferred Stock
Switzerland
We may issue preferred stock (Vorzugsaktien) or privileged voting shares (Stimmrechtsaktien) by amendment of our articles of association as approved by resolution of our shareholders by way of a qualified majority vote of two-thirds of the votes represented at the general meeting. Preferential rights of preferred stock may extend to, in particular, cumulative or non-cumulative dividends, liquidation proceeds, and preemptive rights in the case of the issuance of new shares.
Delaware
The certificate of incorporation of a Delaware corporation may provide for authorization of the corporation to issue one or more classes of preferred stock and one or more series within each class. Each class and each series may be with or without par value and is entitled to such voting rights, and such preferences and relative, participating, optional and other rights and limitations not inconsistent with the Delaware General Corporation Law (the “DGCL”), including rights and preferences with respect to dividends and liquidation. The terms of the preferred stock must be set forth in the certificate of incorporation or in a certificate of designation and may, in the absence of a restriction in the certificate of incorporation, be established by the board of directors without the consent of stockholders.
Voting Rights
Switzerland
Each Registered Share carries one vote at a general meeting of shareholders. Voting rights may be exercised by shareholders registered in our share register (including the branch share registers maintained in Hong Kong and Shanghai) through the independent voting rights representative elected by shareholders at each annual general meeting, their legal representative or, on the basis of a written proxy, by any other representative who need not be a shareholder.
Shareholders wishing to exercise their voting rights who hold their shares through a broker, bank, or other nominee should follow the instructions provided by such broker, bank, or other nominee or, absent instructions, contact such broker, bank, or other nominee for instructions. Shareholders holding their Registered Shares through a broker, bank, or other nominee will not automatically be registered in our share register. If any such shareholder wishes to be registered in our share register, such shareholder should contact the broker, bank, or other nominee through which it holds Registered Shares.

Our articles of association do not limit the number of Registered Shares that may be voted by a single shareholder.
Treasury Shares, whether owned by us or one of our subsidiaries, do not carry any voting rights at general meetings of shareholders.
Swiss law does not provide for the right of cumulative voting.
Pursuant to the Swiss Code of Obligations, shareholders have the exclusive right to determine the following matters:
•adoption and amendment of the articles of association;
•election of members of the Board of Directors, its chair, the members of the compensation committee, the independent voting rights representative, and the statutory auditor;
•approval of the annual management report, the standalone statutory financial statements, and the consolidated financial statements;
•approval of the allocation of profit shown on the balance sheet contained in the standalone statutory financial statements of the Company, in particular the determination of dividends and other capital distributions to shareholders (including by way of repayment of statutory capital reserve, such as in the form of qualifying capital contribution reserves);
•discharge of the members of the Board of Directors and the persons entrusted with management from liability for previous business conduct, to the extent such conduct is known to the shareholders;
•approval of the compensation of the Board of Directors and the executive management team pursuant to the articles of association, and the advisory vote on the report (established under Swiss law) pertaining to the compensation of the Board of Directors and executive management team in the prior fiscal year;
•delisting of the Company’s equity securities;
•approval of the report on non-financial matters pursuant to article 964c of the Swiss Code of Obligations; and
•any other resolutions submitted to a general meeting of shareholders pursuant to law, the articles of association, or by voluntary submission by the Board of Directors (unless a matter is within the exclusive competence of the Board of Directors pursuant to the Swiss Code of Obligations).
Pursuant to the articles of association, the shareholders generally pass resolutions by the affirmative vote of a simple majority of the votes cast at the meeting (broker non-votes, abstentions, blank, and invalid ballots will be disregarded), unless otherwise provided by law or the articles of association.
In addition, Nasdaq requires a shareholder vote for certain matters such as:
•the approval of equity compensation plans (or certain amendments to such plans);
•the issuance of shares equal to or in excess of 20% of the voting power of the shares outstanding before the issuance of such shares (subject to certain exceptions, such as public offerings for cash and certain bona fide private placements);
•certain issuances of shares to related parties; and
•issuances of shares that would result in a change of control.

For these types of matters, the minimum vote that will constitute shareholder approval for Nasdaq listing purposes is the approval by a majority of votes cast, provided that the total vote cast on the proposal represents over 50% in interest of all securities entitled to vote on the proposal.
For the approval of certain matters, the Swiss Code of Obligations requires the affirmative vote of at least two-thirds of the voting rights and a majority of the par value of the Registered Shares, each as represented at a general meeting.
Pursuant to our articles of association, where there is any Interested Shareholder with regard to a particular resolution of the general meeting, the relevant majority under the articles of association or applicable law for such resolution of the general meeting of shareholders to be passed shall be (i) the default majority under applicable law or the articles of association, and (ii) the majority of the votes cast by the Disinterested Shareholders.
Delaware
Each share of Delaware common stock is typically entitled to one vote per share on all matters to be voted upon by such shares. Section 214 of the DGCL provides that no cumulative voting rights exist in respect of elections of directors unless otherwise stated in the corporation’s certificate of incorporation.
The presence, in person or by proxy, of shares representing a majority of the votes entitled to be cast at any Delaware stockholders’ meeting constitutes a quorum, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. Typically, elections of directors at all meetings of stockholders called for such purpose will be by ballot. Unless as otherwise provided in the certificate of incorporation or bylaws, proposals, other than the election of directors, are passed upon a vote of the majority of the voting stock represented at a meeting at which a quorum is present, and directors are elected by a vote of a plurality of the shares so represented. Proposals are passed upon a vote of the majority of the shares of Delaware common stock represented at a meeting at which a quorum is present.
Supermajority Voting
Switzerland
In line with the Swiss Code of Obligations, the articles of association require the affirmative vote of at least two-thirds of the voting rights and a majority of the par value of the Registered Shares, each as represented at a general meeting for the approval of the following matters:
•the amendment to or the modification of the purpose of the Company;
•the combination of shares listed on a stock exchange;
•an increase in share capital through the conversion of equity surplus, against contributions in kind or by way of set-off with a receivable and the granting of special privileges;
•the limitation or withdrawal of subscription rights;
•the introduction of, amendments to, or an extension of a conditional share capital, or the introduction of a capital band;
•the restriction of the transferability of Registered Shares and the cancellation of such a restriction;
•the introduction of shares with privileged voting rights;
•the change of currency of the share capital;
•the introduction of the casting vote of the acting chair in the general meeting;
•the delisting of the Company’s equity securities;

•the relocation of the place of incorporation and residence of the Company;
•the introduction of an arbitration provision in the articles of association; and
•the dissolution of the Company.
The same supermajority voting requirements apply to resolutions in relation to transactions among corporations based on the Merger Act, including a merger, demerger, or conversion of a corporation (other than cash-out or certain squeeze-out mergers, in which minority shareholders of the company being acquired may be compensated in a form other than through shares of the acquiring company, for instance, through cash or securities of a parent company of the acquiring company or of another company - in such a merger, an affirmative vote of 90% of the outstanding Registered Shares is required). Swiss law may also impose a supermajority requirement of at least two-thirds of the voting rights and a majority of the par value of the Registered Shares, each as represented at a general meeting, in connection with the sale of “all or substantially all of its assets” by the Company.
Delaware
Unless otherwise specified in a corporation’s certificate of incorporation, the DGCL requires the affirmative vote of a majority of the outstanding voting stock to approve a merger, sale of assets or similar reorganization transaction.
Action Without a Meeting
Switzerland
Under Swiss law, shareholder resolutions may also be adopted by way of written consent of all shareholders (unless one shareholder requires that an in-person meeting be held).
Delaware
Under the DGCL, unless otherwise provided in a corporation’s certificate of incorporation, any action required or permitted to be taken at a stockholders’ meeting may be taken by written consent signed by the holders of the number of shares that would have been required to effect the action at an actual meeting of the stockholders.
Meetings of Shareholders
Switzerland
Under the Swiss Code of Obligations and our articles of association, we must hold an annual ordinary general meeting of shareholders within six months after the end of our fiscal year for the purpose, among other things, of approving the annual (standalone and consolidated) financial statements and the annual management report, annually electing the chair of the Board of Directors and the members of the Board of Directors, the members of the compensation committee, and annually approving the maximum aggregate compensation payable to the Board of Directors and the members of the executive management team. The invitation to general meetings may, at the election of the Board of Directors, be published in the Swiss Official Gazette of Commerce, be included in the proxy statement filed in connection with the relevant ordinary general meeting or given to the most recent contact information of the shareholder at least 21 calendar days prior to the relevant general meeting of shareholders. No resolutions may be passed at a shareholders’ meeting concerning agenda items for which proper notice was not given. This does not apply, however, to proposals made during a shareholders’ meeting to convene an extraordinary meeting, to initiate a special investigation or to elect an auditor. No previous notification will be required for proposals concerning items included on the agenda or for debates as to which no vote is taken.
Annual general meetings of shareholders may be convened by the Board of Directors or, under certain circumstances, by the auditor. A general meeting of shareholders can be held in Switzerland or abroad. We expect to set the record date for each general meeting of shareholders on a date not more than 20 calendar days prior to the date of each general meeting and announce the date of the general meeting of shareholders prior to the record date.

An extraordinary general meeting of the Company may be called in the circumstances provided by law, the resolution of the Board of Directors or, under certain circumstances, by the auditor. In addition, the Board of Directors is required to convene an extraordinary general meeting of shareholders if so resolved by the general meeting of shareholders, or if so requested by shareholders holding an aggregate of at least 5% of the Registered Shares or votes, specifying the items for the agenda and their proposals. The Board of Directors may include any additional agenda items or proposals. If the Board of Directors does not grant the request to convene the extraordinary general meeting within a reasonable period of time, but at the latest within 60 days, the requesting shareholders may request the court to order that the meeting be convened.
Delaware
Delaware corporations may hold annual meetings on such date and at such place as may be designated by or in the manner provided in their bylaws. Under Section 211(d) of the DGCL, the board of directors or those persons authorized by the corporation’s certificate of incorporation or bylaws may call a special meeting of the corporation’s stockholders.
Director Nominations/Shareholder Proposals
Switzerland
Under the articles of association and Swiss law, shareholders who hold, alone or together, at least 0.5% of the share capital or votes and are insofar recorded in the share register may request that an item be included on the agenda of a general meeting of shareholders. Such shareholder may also nominate one or more directors for election. A request for inclusion of an item on the agenda must be in writing and received by us at least 120 but not more than 150 calendar days prior to the meeting. If no annual general meeting was held in the prior year, such requests must be made by the later of (i) 150 calendar days prior to the annual general meeting, or (ii) 10 calendar days after the first public announcement or other notification to the shareholders of the annual general meeting date.
To nominate a nominee, the shareholder must, no earlier than 150 calendar days and no later than 120 calendar days prior to the first anniversary of the date (as stated in our proxy materials) on which our definitive proxy statement for the prior year’s annual general meeting was first released to our shareholders, deliver a notice to, and such notice must be received by, us at our registered office; provided, however, that if the annual general meeting is not scheduled to be held within a period beginning 30 days before such anniversary date and ending 30 days after such anniversary date, the notice shall be given in the manner provided herein by the later of the close of business on the date that is 180 days prior to such other meeting date or the tenth day following the date that we first make public disclosure regarding such other meeting date. The request must specify the relevant agenda items and proposals, together with evidence of the required shares recorded in the share register, as well as any other information as would be required to be included in a proxy statement pursuant to the rules of the SEC.
Delaware
Delaware law permits the certificate of incorporation or bylaws of a corporation to contain reasonable procedures for the submission of proposals for consideration at a meeting of stockholders, including nominations of directors.
Directors
Switzerland
The articles of association provide that the number of directors of the Company shall be not less than three. Within that range, the Board of Directors of the Company has the authority to propose nominees for election by the general meeting of shareholders. The general meeting of shareholders has the inalienable power to elect the chair and members of the Board of Directors by a simple majority of the votes cast (whereby abstentions, broker non-votes, blank or invalid ballots shall be disregarded for purposes of establishing the majority). Each director is elected individually and holds a term of office until the completion of the next annual general meeting. Re-election is possible.

Under the Swiss Code of Obligations, board members may at any time, with or without cause and with immediate effect, resign from office.
Under Swiss law, board members may be removed at any time without cause and with immediate effect, i.e., prior to the expiration of their one-year term of office, by resolution of the shareholders at an extraordinary shareholders’ meeting.
Delaware
The certificate of incorporation of a Delaware corporation may provide for a maximum and/or minimum number of directors, with the exact number to be determined by the board of directors. Delaware law also permits for directors to be divided into one, two, or three classes with staggered terms, such that one class will expire each year. Each director holds office until his or her successor is duly elected and qualified.
Delaware law provides that unless otherwise provided in the certificate of incorporation, directors serving staggered terms may only be removed for cause.
Standard of Conduct for Directors
Switzerland
A director of a Swiss company is bound to performance standards as specified in the Swiss Code of Obligations. Under these standards, a director must act in accordance with the duties imposed by statutory law, the company’s articles of association, and in the best interests of the company. A director must generally safeguard the interests of the company in good faith, adhere to a duty of loyalty and a duty of care, and absent special circumstances, extend equal treatment to all shareholders in like circumstances. A director is generally disqualified from participating in a decision that directly affects him or her.
The members of the board of directors are liable to the company, its shareholders and, in bankruptcy, its creditors for damage caused by the violation of their duties. So long as the majority of the board of directors is disinterested and acts on an informed basis and with the belief that its actions are in the best interests of the company, a decision made by the board of directors would be protected by a judicially developed business judgment rule (based on which courts exercise restraint in reviewing business decisions of a company’s board of directors); at least as long as no special statutory duties of the board of directors are triggered, such as by the company’s overall indebtedness or liquidity situation.
Delaware
The DGCL contains specific provisions setting forth the standard of conduct of a director. The scope of the fiduciary duties of directors is generally determined by the courts of the State of Delaware. In general, directors have a duty to act in good faith without self-interest, on a well-informed basis and in a manner they reasonably believe to be in the best interests of the shareholders.
The DGCL provides that the business and affairs of a Delaware corporation shall be managed by or under the direction of the board of directors. The DGCL permits a board of directors or any committee of the board of directors of a Delaware corporation to delegate officers of the corporation to the extent permitted by law.
Limitation of Director and Officer Liability
Switzerland
Swiss law does not permit a company to exempt any member of its board of directors from any liability for damages suffered by the company, the shareholders, or the company’s creditors, caused by intentional or negligent violation of that director’s duties. However, the general meeting of shareholders may pass a resolution discharging the members of the board of directors from liability for certain limited actions. Such release is effective only for facts that have been disclosed to the shareholders and only vis-à-vis the company and those shareholders who have consented to the resolution or who acquired shares subsequently with knowledge of the resolution.

Delaware
The DGCL permits the certificate of incorporation of a Delaware corporation to provide that directors and officers shall not be personally liable to the corporation or its stockholders for monetary damages resulting from a breach of fiduciary duty as a director or officer except, as required by the DGCL, for liability arising from:
•a director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders;
•a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•a director under the Section 174 of the DGCL;
•a director or officer for any transaction from which the director or officer derived an improper personal benefit; or
•an officer in any action by or in the right of the corporation.
Directors’ Conflicts of Interest
Switzerland
Under the Swiss Code of Obligations, a director is required to safeguard the interests of the company and to adhere to a duty of loyalty and a duty of care. The Swiss Code of Obligations expressly requires members of the board of directors to inform each other immediately and fully of any conflicts of interest affecting them. It is then the responsibility of the board of directors to take the measures necessary to safeguard the interests of the company. Generally, a material conflict of interest disqualifies a director from participating in any board discussions and decisions affecting his or her interest. Breach of these principles may also entail personal liability of the directors to the company. In addition, the Swiss Code of Obligations requires a director to return to the company payments made to a director if such payments are not made on an arm’s length basis, or if the recipient of the payment was acting in bad faith. The Board of Directors has a written policy with respect to related-person transactions pursuant to which such transactions are reviewed, approved, or ratified.
Delaware
The DGCL provides that contracts or transactions between a corporation and one or more of its directors, or between a corporation and any other entity in which one or more of its directors are directors or have a financial interest, are not void or voidable solely because of such interest or because such interested director is present at or participates in the meeting of the board that authorizes the transaction or because his or her vote is counted, as long as one of the following three conditions is satisfied:
•the interest is disclosed and a majority of the disinterested directors approve the transaction (this constituting not only approval, but also a quorum);
•the interest is disclosed and the transaction is approved “in good faith” by vote of the stockholders; or
•the transaction is fair to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee thereof or the stockholders.

Indemnification and Insurance
Switzerland
We believe, based on the interpretation of leading Swiss legal scholars, that under Swiss law, the Company may indemnify its directors and officers from liability unless such liability results from a breach of their duties that constitutes gross negligence or intentional breach of duty of the director or officer concerned. The articles of association require the Company to indemnify directors and officers and advance expenses to defend claims against directors and officers to the fullest extent allowed by law. A director or officer may not be indemnified if such person is found, in a final judgment or decree not subject to appeal, to have committed an intentional or grossly negligent breach of his or her statutory duties as a director or officer. Swiss law permits the Company, or each director or officer individually, to purchase and maintain insurance on behalf of such directors and officers. We may obtain such insurance from one or more third-party insurers or captive insurance companies.
We have entered into indemnification agreements with each of our directors and executive officers, which provide for indemnification and expense advancement and include related provisions meant to facilitate the indemnitee’s receipt of such benefits. The indemnification agreements provide that we will indemnify each such director and executive officer if such director or executive officer acted in good faith and reasonably believed he was acting in the best interest of the Company and, in addition, with respect to any criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. The indemnification agreements provides for expense advancement, subject to an undertaking by the indemnitee to repay amounts advanced if it is ultimately determined that he or she is not entitled to indemnification. The disinterested members of the Board of Directors or an independent counsel will determine whether indemnification payment should be made in any particular instance. In making such determination, the Board of Directors or the independent counsel, as the case may be, must presume that the indemnitee is entitled to such indemnification, and we have the burden of proof in seeking to overcome such presumption.
If the Board of Directors or the independent counsel determines that the director or executive officer is not entitled to indemnification, the indemnification agreements provide that such person is entitled to seek an award in arbitration with respect to his or her right to indemnification under such agreement.
Delaware
Under the DGCL, a corporation may indemnify any director, officer, employee or agent involved in a third-party action by reason of his or her agreeing to serve, serving, or formerly serving as an officer, director, employee or agent of the corporation, against all expenses, judgments, fines and settlement amounts paid in the third-party action, if the director, officer, employee or agent acted in good faith and reasonably believed that his or her actions were in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. In addition, a corporation may indemnify any director, officer, employee, or agent involved in a derivative action brought by or on behalf of the corporation against expenses incurred in the derivative action, if the director, officer, employee or agent acted in good faith and reasonably believed that his or her actions were in, or not opposed to, the best interests of the corporation. If a person has been successful in defending a third-party or derivative action, indemnification for expenses incurred is mandatory under the DGCL.
The statutory provisions for indemnification are non-exclusive with respect to any other rights, such as contractual rights, to which a person seeking indemnification may be entitled. Furthermore, under the DGCL a corporation may advance expenses incurred by officers, directors, employees and agents in defending any action upon receipt of an undertaking by the person to repay the amount advanced if it is ultimately determined that such person is not entitled to indemnification.
In addition, under Delaware law, a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or of another corporation against any liability arising out of the person’s status as a director, officer, employee or agent of the corporation, whether or not the Delaware corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Shareholder Derivative Suits
Switzerland
Under Swiss law, each shareholder is entitled to file an action for damage caused to the company. The general meeting may resolve that the company shall bring the action and entrust the board of directors or a representative thereof with the conduct of the proceedings. If a shareholder, based upon the factual and legal situation, had sufficient cause to file an action, the judge has discretion to impose on the company all costs the plaintiff incurred in bringing the action.
Shareholders who suffer a direct loss due to an intentional or negligent breach of a director’s or senior officer’s duties may sue in their personal capacity for monetary compensation.
In addition, under the Swiss Code of Obligations, each shareholder may petition the competent Swiss court to have a resolution of the general meeting of shareholders declared invalid on the grounds that such resolution violates the company’s articles of association or the law.
Delaware
Under the DGCL, a stockholder of a Delaware corporation may initiate a derivative action to enforce a right of the corporation if the corporation fails to enforce that right itself. The complaint pursuant to such an action must state that:
•the plaintiff was a stockholder in the corporation at the time of the transaction of which the plaintiff complains; or
•the plaintiff’s shares thereafter devolved on the plaintiff by operation of law;
•and either: allege with particularity the efforts made by the plaintiff to first obtain the relief sought by the plaintiff from the corporation’s directors; or state the reasons for the plaintiff’s failure to obtain such relief or make such effort.
Dividends
Switzerland
Under Swiss law, dividends may be paid out only if the company has sufficient distributable profits from previous fiscal years or freely distributable reserves, including out of capital contribution reserves, each as presented on the balance sheet included in the annual standalone statutory financial statements of the company. A distribution of dividends must be approved by shareholders holding a simple majority of the votes cast at a general meeting (whereby abstentions, broker non-votes, blank, or invalid ballots shall be disregarded for purposes of establishing the majority). The board of directors may propose to shareholders that a distribution of dividends be paid but cannot itself authorize the dividends.

Under the Swiss Code of Obligations, if the statutory reserves of the Company amount to less than 20% of the share capital recorded in the Swiss commercial register (i.e., 20% of the aggregate par value of the registered capital of the Company), then at least 5% of the annual profit of the Company must be allocated to the statutory profit reserve. The Swiss Code of Obligations and the articles of association permit us to accrue additional reserves. In addition, we are required to create a special reserve on our standalone annual statutory balance sheet in the amount of the purchase price of Registered Shares of any of our group companies repurchases, which amount may not be used for dividends or subsequent repurchases. Treasury Shares are presented on the standalone annual statutory balance sheet of the Company as a reduction of total shareholders’ equity. Swiss companies generally must maintain a separate company standalone “statutory” balance sheet for the purpose of, among other things, determining the amounts available for the return of capital to shareholders, including by way of a distribution of dividends. Our statutory auditor must confirm that a dividend proposal made to shareholders complies with the requirements of the Swiss Code of Obligations and the articles of association. Dividends are usually due and payable shortly after the shareholders pass a resolution approving the payment; however, it is also possible to pay dividends or other distributions in, for example, quarterly instalments. The articles of association provide that dividends that have not been claimed within five years after the due date become the property of the Company and are allocated to the statutory profit reserves.
We expect to declare any distribution of dividends and other capital distributions in U.S. dollars and/or RMB. Further, as noted above, for the foreseeable future, we expect to pay dividends as a repayment of capital contribution reserves, which would not be subject to Swiss withholding tax.
Delaware
Under the DGCL, a Delaware corporation’s board of directors, subject to restrictions set forth in the corporation’s certificate of incorporation, may declare and pay dividends out of (i) the surplus of the corporation, which is defined as net assets less statutory capital, or (ii) out of the net profits of the current and/or the preceding fiscal year. If, however, the capital of the corporation has been diminished to an amount less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having preference upon the distribution of assets, the board may not declare and pay dividends out of the corporation’s net profits until the deficiency in the capital has been repaired.
Repurchase of Shares
Switzerland
The Swiss Code of Obligations limits a company’s ability to hold or repurchase its own Registered Shares. We and our group companies may only repurchase shares if and to the extent that there are sufficient distributable profits from the previous fiscal years or freely distributable reserves, including out of capital contribution reserves. The aggregate par value of all Registered Shares held by us and our group companies may not exceed 10% of the registered share capital. However, we may repurchase our own Registered Shares beyond the statutory limit of 10% if the shareholders pass a resolution at a general meeting of shareholders (including as part of the capital band provision included in the articles of association) authorizing the Board of Directors to repurchase Registered Shares in an amount in excess of 10% and the repurchased shares are dedicated for cancellation. Any Registered Shares repurchased pursuant to such an authorization will then be cancelled either upon the approval of shareholders holding a simple majority of votes cast at a general meeting (whereby abstentions, broker non-votes, blank, or invalid ballots shall be disregarded for purposes of establishing the majority) or, if the authorization is contained in the capital band provision of the articles of association, upon the Board of Directors effecting the cancellation based on the authority granted to it in the capital band provision. Repurchased Registered Shares held by us or our group companies controlled by it do not carry any rights to vote at a general meeting of shareholders but are entitled to the economic benefits generally associated with the shares.
Delaware
Under the DGCL, a corporation may purchase or redeem its own shares out of surplus, provided, generally that no repurchase or redemption shall occur:

•when the capital is or would become impaired;
•at a price higher than the redemption price for shares redeemable at the option of the corporation; or
•where, in the case of redemption, the redemption is not authorized by other provisions of the DGCL or the certificate of incorporation.
However, at any time, a corporation may purchase or redeem any of its shares that are entitled upon any distribution of assets to a preference over another class of its stock if these shares will be retired upon acquisition or redemption, thereby reducing the capital of the corporation.
Appraisal Rights
Switzerland
There are no appraisal rights under Swiss law except for mergers and de-mergers pursuant to the Merger Act.
Swiss companies may be acquired by an acquirer through the direct acquisition of the share capital of the company. With respect to corporations limited by shares, such as the Company, the Merger Act provides for the possibility of a “cash-out” or “squeeze-out” merger if the acquirer controls 90% of the outstanding Registered Shares. In these limited circumstances, minority shareholders of the company being acquired may be compensated in a form other than through shares of the acquiring company (for instance, through cash or securities of a parent company of the acquiring company or of another company). For business combinations effected in the form of a statutory merger or demerger under Swiss law, the Merger Act provides that if equity rights have not been adequately preserved or compensation payments in the transaction are unreasonable, a shareholder may request the competent court to determine a reasonable amount of compensation.
Delaware
The DGCL generally provides that the stockholders of a Delaware corporation involved in a merger or consolidation have the right to demand and receive payment of the fair value of their stock. Appraisal rights are not available, however, to holders of shares which are:
•listed on a national securities exchange; or
•held of record by more than 2,000 stockholders.
Appraisal rights are available under the DGCL if stockholders are required to accept in the merger or consolidation anything other than:
•shares of stock or depository receipts of the surviving corporation in the merger or consolidation; or
•shares of stock or depositary receipts of another corporation that, at the effective date of the merger or consolidation will be:
•listed on a national securities exchange; or
•held of record by more than 2,000 stockholders.

Preemptive Rights
Switzerland
Under the Swiss Code of Obligations, prior approval of a general meeting of shareholders is generally required to authorize the issuance of, or to authorize the Board of Directors for the later issuance of, Registered Shares, or rights to subscribe for, or convert into, Registered Shares (which rights may be connected to debt instruments or other financial obligations). In addition, existing shareholders have subscription rights in relation to such Registered Shares or rights in proportion to their shareholdings. The shareholders may, with the affirmative vote of shareholders holding two-thirds of the voting rights and a majority of the par value of the Registered Shares represented at the general meeting, withdraw or limit the subscription rights for valid reasons (such as a merger, an acquisition, or any of the reasons authorizing the Board of Directors to withdraw or limit the subscription rights of shareholders in the context of the capital band as described above).
If the general meeting of shareholders has approved the creation of a capital band or conditional share capital, it will generally delegate the decision whether to withdraw or limit the subscription rights (with respect to the issuance of new shares) and advance subscription rights (with respect to the issuance of convertible or similar instruments) for valid reasons to the Board of Directors.
Delaware
Under the DGCL, a stockholder of a Delaware corporation is not entitled to preemptive rights to subscribe for additional issuances of stock or any security convertible into stock unless preemptive rights are specifically granted in the certificate of incorporation or otherwise contractually granted.
Amendments to Charter Documents
Switzerland
Under our articles of association and Swiss law, shareholders may by a majority of two-thirds of the votes present or represented at the general meeting, amend any provisions of the articles of association, subject to mandatory statutory provisions. Under Swiss law, the Board of Directors is not authorized to amend the articles of association. Some exceptions to this principle apply in connection with the implementation of capital increases, capital decreases or changes of the currency of the share capital. Amendments affecting the rights of the holders of any class of shares may, depending on the rights attached to the class and the nature of the amendments, also require approval by resolution of the classes affected in a separate class meeting.
Delaware
Under the DGCL, unless the corporation’s certificate of incorporation requires a greater vote, any amendment to the certificate of incorporation requires:
•the approval of the board of directors;
•the affirmative vote of a majority of the outstanding stock entitled to vote on the amendment; and
•the affirmative vote of a majority of the outstanding stock of each class entitled to vote on the amendment of a class.
Bylaws
Switzerland
Pursuant to the articles of association, the Board of Directors may adopt, amend, or repeal the organizational regulations of the Company.

Delaware
Section 109 of the DGCL provides that a corporation’s bylaws may be amended or repealed by the stockholders and, to the extent provided for in the certificate of incorporation, the board of directors.
Share Acquisition Provisions
Switzerland
Under Swiss law, there is generally no prohibition of business combinations with interested shareholders. Any transaction of a company with interested shareholders must be done at arm’s length terms and may not be unduly discriminatory to other shareholders. In certain circumstances, shareholders and members of the board of directors of Swiss companies, as well as certain persons associated with them, must refund any payments they receive that are not made on an arm’s length basis.
Pursuant to our articles of association, where any shareholder, member of the Board of Directors, or officer is required to abstain from voting on any particular resolution of the general meeting of shareholders under the HK Listing Rules, or is restricted to voting only for or only against any particular resolution of the general meeting, the relevant majority under the articles of association or applicable law for a particular resolution of the general meeting of shareholders to be passed shall be (i) the default majority under applicable law or the provisions of the articles of association, and (ii) the majority of the votes cast by Disinterested Shareholders.
Delaware
Section 203 of the DGCL prohibits a Delaware corporation from engaging in mergers, dispositions of 10% or more of its assets, issuances of stock and business combinations with a person or group that owns 15% or more of the voting stock of the corporation, referred to as an interested stockholder, for a period of three years of such person becoming an interested stockholder unless (i) the board of directors approved the business combination or the transaction that resulted in the person or group becoming an interested stockholder, (ii) after the completion of the transaction that resulted in the person or group becoming an interested stockholder, the person or group acquired at least 85% of the voting stock other than stock owned by inside directors and certain employee stock plans, or (iii) after the person or group became an interested stockholder, the board of directors and at least two-thirds of the voting stock (other than stock owned by the interested stockholder) approved the business combination.
Anti-Takeover Measures
Switzerland
Under Swiss law, directors of a company have a duty to take only those actions that are in the interests of the company.
Delaware
Delaware courts will generally apply a policy of judicial deference to the decisions of a Delaware corporation’s board of directors to adopt anti-takeover measures in the face of a potential acquisition or takeover if the directors are able to show that (i) they had reasonable grounds for believing that the acquisition or takeover proposal presented a threat to the corporation’s policy and effectiveness, and (ii) the board action taken was reasonable in relation to the threat posed.

Shareholder Rights Plan
Switzerland
We do not have a shareholder rights plan. Rights plans generally discriminate in the treatment of shareholders by imposing restrictions on any shareholder who exceeds a level of ownership interest without the approval of the Board of Directors. Anti-takeover measures such as rights plans that are implemented by the Board of Directors would be restricted under Swiss law by the principle of equal treatment of shareholders and the general rule that new shares may only be issued upon approval by a shareholders’ resolution. However, the articles of association include a capital band provision, according to which the Board of Directors is authorized, at any time up to April 28, 2029, to limit or withdraw the subscription rights of existing shareholders in various circumstances.
Delaware
Delaware law generally allows companies to adopt shareholder rights plans.
Rights of Inspection
Switzerland
Under the Swiss Code of Obligations, a shareholder has a right to inspect the share register with regard to its, his, or her own shares and otherwise to the extent necessary to exercise its, his, or her shareholder rights. No other person has a right to inspect the share register.
The books and correspondence of a Swiss company may be inspected with the express authorization of the general meeting of shareholders or by resolution of the board of directors and subject to the safeguarding of the company’s business secrets. At a general meeting of shareholders, any shareholder is entitled to request information from the board of directors concerning the affairs of the company. Shareholders may also ask the auditor questions regarding its audit of the company. The board of directors and the auditor must answer shareholders’ questions to the extent necessary for the exercise of shareholders’ rights and subject to prevailing business secrets or other material interests of the company.
If the shareholders’ inspection and information rights as outlined above prove to be insufficient, any shareholder may propose to the general meeting of shareholders that specific facts be examined by an independent expert in a special investigation. If the general meeting of shareholders approves the proposal, we or any shareholder may, within three months after the general meeting of shareholders, request that the court at the registered office of the Company appoint an independent expert. If the general meeting of shareholders rejects the request, one or more registered shareholders representing at least 5% of the share capital or voting rights may request the court to appoint a special commissioner. The court will issue such an order if the petitioners can demonstrate that the Board of Directors, any member of the Board of Directors, or an officer of the Company infringed the law or articles of association and thereby damaged the Company or the shareholders. The costs of the investigation would generally be allocated to us and only in exceptional cases to the petitioners.
Delaware
Under the DGCL, stockholders who comply with certain procedural requirements and who have a proper purpose have the right to:
•inspect the corporation’s stock ledger, a list of its stockholders and its other books and records; and
•make copies or extracts of those materials during normal business hours, provided that
•the stockholder makes a written request under oath stating the purpose of his or her inspection; and
•the inspection is for a purpose reasonably related to the person’s interest as a stockholder.

Limitations on Enforceability of Civil Liabilities under U.S. Federal Securities Laws
Switzerland
It is uncertain that Swiss courts would enforce (i) judgments of U.S. courts obtained in actions against us or other persons that are predicated upon the civil liability provisions of U.S. federal securities laws, or (ii) original actions brought against us or other persons predicated upon the Securities Act. The enforceability in Switzerland of a foreign judgment rendered against us or such other persons is subject to the limitations set forth in such international treaties by which Switzerland is bound and the Swiss Federal Private International Law Act. In particular, and without limitation to the foregoing, a judgment rendered by a foreign court may only be enforced in Switzerland if:
•such foreign court had jurisdiction;
•such judgment has become final and non-appealable;
•the court procedures leading to such judgment followed the principles of due process of law, including proper service of process; and
•such judgment does not violate Swiss law principles of public policy.
In addition, enforceability of a judgment by a non-Swiss court in Switzerland may be limited if we can demonstrate that we or such other persons were not effectively served with process.